Exhibit 2.2

EXECUTION VERSION

PURCHASE AGREEMENT

between

APTUIT, LLC

and

ALBANY MOLECULAR LUXEMBOURG S.A R.L.

Dated as of January 8, 2015

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SECTION 3.24.	No Implied Representations	25

	ARTICLE IV

	Covenants of Seller

SECTION 4.01.	Confidentiality	26

	ARTICLE V

	Representations and Warranties of Purchaser

SECTION 5.01.	Organization, Standing and Authority; Execution and Delivery; Enforceability	26
SECTION 5.02.	No Conflicts; Consents	27
SECTION 5.03.	Proceedings	27
SECTION 5.04.	Securities Act	27
SECTION 5.05.	Solvency	27
SECTION 5.06.	Brokers	28

	ARTICLE VI

	Covenants of Purchaser

SECTION 6.01.	Confidentiality	28
SECTION 6.02.	No Use of Certain Names; Transitional License	28
SECTION 6.03.	Securities Act	29
SECTION 6.04.	Directors, Managers and Officers	29
SECTION 6.05.	Tax Covenants	30

	ARTICLE VII

	Mutual Covenants

SECTION 7.01.	Post-Closing Cooperation	30
SECTION 7.02.	Publicity	31
SECTION 7.03.	Tax Matters	31
SECTION 7.04.	Record Retention	33
SECTION 7.05.	Intercompany Arrangements	34
SECTION 7.06.	Agreement Not To Solicit	34

	ARTICLE VIII

	Employee Matters

SECTION 8.01.	[RESERVED]	35

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Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Transition Services Agreement

iii

PURCHASE AGREEMENT dated as of January 8, 2015 (this “Agreement”), between Aptuit, LLC, a Delaware limited liability company (“Seller”) and Albany Molecular Luxembourg S.à r.l., a limited liability company incorporated in Luxembourg (“Purchaser”). Any capitalized term used herein but not defined in a provision in which such term is used shall have the meaning ascribed to such term in Section 10.06(b).

WHEREAS Seller is the direct owner of 100% of the issued ordinary shares, with nominal value of £0.01 per ordinary share representing the entire share capital (the “Shares” or the “Equity Interests”), of Aptuit (Glasgow) Limited, a UK private company limited by shares with registered number SC181282 (the “Company”);

WHEREAS the Company is currently engaged in the business of delivering services relating to sterile dosage forms, including liquid and lyophilized formulation development and current Good Manufacturing Practice (“cGMP”) sterile manufacturing (the “Business”);

WHEREAS contemporaneously with entering into this Agreement, Seller has entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of the date hereof, by and among Seller, Asset Purchaser, Albany Molecular Research, Inc. and Aptuit (West Lafayette), LLC (“WLF”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Equity Interests (the “Acquisition”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

Purchase and Sale of the Equity Interests

SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all the right, title and interest of Seller in, to and under the Shares for an aggregate purchase price of $24,000,000 (the “Purchase Price”), payable and subject to adjustment as set forth in Article II.

ARTICLE II

Closing; Purchase Price Adjustment

SECTION 2.01. Closing. (a) The closing of the Acquisition (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement, at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at or prior to 5:00 p.m., New York City time.

(b) At the Closing, Seller shall deliver, cause to be delivered or otherwise provide to Purchaser:

(i) duly executed transfers of the Shares in favor of Purchaser or its nominee(s);

(ii) the share certificates for the Shares (or indemnities for lost share certificates, if applicable);

(iii) a counterpart of the Escrow Agreement, duly executed by an authorized officer of Seller;

(iv) a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Seller;

(v) duly signed resignations, effective immediately after the Closing, of all directors of the Company;

(vi) a power of attorney in agreed form appointing Purchaser (or its nominee) as attorney pending Purchaser’s registration as a shareholder of the Company with power on Seller’s behalf to execute and deliver all deeds and documents and to do all acts and things and exercise all rights which Purchaser would be entitled to execute, deliver and do and exercise if Purchaser was registered as the holder of the Shares with power to sub-delegate this power and power to appoint a substitute attorney in addition to Purchaser;

(vii) the statutory books of the Company complete and accurate up to Closing and any company seal(s), certificates of incorporation, certificates of incorporation on change of name and all unused share certificates of the Company;

(viii) access to all user IDs and passwords and other registration details of the Company for online services provided by Her Majesty’s Revenue & Customs and any other Taxing Authority; and

(ix) a counterpart of the Asset Purchase Agreement, duly executed by an authorized officer of WLF and an authorized officer of Seller.

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(c) At Closing, Seller shall procure the holding of meetings of the directors of the Company to do such of the following things as are applicable to it, including in particular to:

(i) approve (subject to stamping) the transfer of the Shares to Purchaser;

(ii) appoint persons nominated by Purchaser as directors and secretary;

(iii) note the resignations referred to in Section 2.01(b)(v);

(iv) change its accounting reference date, if requested by Purchaser, to such date as shall be requested by Purchaser;

(v) change its name, if requested by Purchaser, to such name as shall be requested by Purchaser; and

(vi) change its registered office, if requested by Purchaser, to such office as shall be requested by Purchaser.

(d) At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i) by wire transfer to a bank account designated in writing by Seller prior to the date hereof, immediately available funds in an amount equal to the Purchase Price minus Seller Expenses minus the Initial Escrow Amount;

(ii) a counterpart of the Escrow Agreement, duly executed by an authorized officer of Asset Purchaser, Purchaser and the Escrow Agent;

(iii) a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Purchaser; and

(iv) a counterpart of the Asset Purchase Agreement, duly executed by an authorized officer of the Asset Purchaser.

(e) At the Closing, Purchaser shall deposit $2,400,000 in immediately available funds (the “Initial Escrow Amount”) in an account (the “Escrow Account”) to be established with Wells Fargo (the “Escrow Agent”), and to be held pursuant to the terms of an agreement among Seller, WLF, Purchaser, Asset Purchaser and the Escrow Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”). The amount from time to time held by the Escrow Agent pursuant thereto shall be invested and distributed as provided by the terms of this Agreement and the Escrow Agreement.

(f) For the avoidance of doubt, if, after the Closing, it is determined that any Seller Expense exceeded the good faith estimate delivered to Purchaser and was not included in the Seller Expenses subtracted from the Purchase Price pursuant to Section 2.01(d)(i), then Seller shall promptly remit or cause to be remitted such difference to Purchaser at the address set forth in Section 10.05.

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(g) For the avoidance of doubt, if, after the Closing, it is determined that any Seller Expense was below the good faith estimate delivered to Purchaser and was included in the Seller Expenses subtracted from the Purchase Price pursuant to Section 2.01(d)(i), then Purchaser shall promptly remit or cause to be remitted such difference to Seller at the address set forth in Section 10.05.

SECTION 2.02. Post-Closing Purchase Price Adjustment. (a) Within 60 days after the date hereof, Purchaser shall, at Purchaser’s sole cost and expense, prepare and deliver to Seller a statement (the “Statement”) setting forth Working Capital as of the opening of business on the date hereof (“Closing Working Capital”) and determined in a manner consistent and in accordance with the Purchase Price Adjustment Principles.

(b) During the 60-day period following Seller’s receipt of the Statement, Seller and its independent auditors shall, at Seller’s sole cost and expense and during normal business hours and upon reasonable prior written notice, be permitted to review any working papers of Purchaser and its independent auditors relating to the Statement; provided that Seller and its advisors, including its independent auditors, shall have executed any release letters reasonably requested by Purchaser’s independent auditors in connection therewith. The Statement shall become final and binding upon Seller and Purchaser on the 60th day following delivery thereof, unless Seller gives written notice to Purchaser of its disagreement with the Statement (a “Notice of Disagreement”) prior to such date. Any Notice of Disagreement shall be signed by an authorized officer of Seller and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) include only disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with the definitions thereof, the Purchase Price Adjustment Principles and this Section 2.02 and (iii) specify the amount that Seller reasonably believes is the correct amount of the Closing Working Capital based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Statement in calculating such amount. If the Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this Section 2.02) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date all disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement and agree on a final and binding determination of Closing Working Capital. During such period, Purchaser and its independent auditors shall, at Purchaser’s sole cost and expense and during normal business hours and upon reasonable prior written notice, be permitted to review the working papers of Seller and its independent auditors relating to the Notice of Disagreement; provided that Purchaser and its advisors, including its independent auditors, shall have executed any release letters reasonably requested by Seller’s independent auditors in connection therewith. At the end of such 30-day period, if no agreement on Closing Working Capital has been reached, Seller and Purchaser shall submit in writing their positions with respect to any and all matters that remain in dispute and that were properly included in the Notice of Disagreement to an internationally recognized independent accounting firm (the “Accounting Firm”) for resolution of any and all such matters. The Accounting Firm shall be BDO Seidman or, if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm as shall be agreed upon by Seller and Purchaser in writing or, if the parties are unable to so agree in writing within 10 days after the end of such 30-day period, then Seller and Purchaser shall each select such a firm and such firms shall jointly select a third internationally recognized independent public accounting firm to resolve the disputed matters. Seller and Purchaser shall jointly instruct the Accounting Firm that it (1) shall act as an expert and not as an arbitrator, (2) shall review only the matters that were properly included in the Notice of Disagreement and that remain in dispute, (3) shall make its determination in accordance with the requirements of this Section 2.02 and based solely on the written submissions of Seller and Purchaser and their respective independent auditors and not by independent review, (4) shall not assign a value for any item that remains in dispute that is greater than the greatest value, or smaller than the smallest value, set forth by either Seller or Purchaser in their written submissions to the Accounting Firm and (5) shall render its written decision as promptly as practicable, but in no event later than 30 days after submission to the Accounting Firm of all matters in dispute. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.02(b). The fees and expenses of the Accounting Firm pursuant to this Section 2.02 shall be borne by Seller and Purchaser in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees, costs and expenses of Purchaser incurred in connection with its preparation of the Statement, its review of any Notice of Disagreement and its preparation of any written submissions to the Accounting Firm shall be borne by Purchaser, and the fees, costs and expenses of Seller incurred in connection with its review of the Statement, its preparation of any Notice of Disagreement and its preparation of any written submissions to the Accounting Firm shall be borne by Seller.

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(c) The Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $1,950,000 (the “Target Working Capital”) or decreased by the amount by which Closing Working Capital is less than the Target Working Capital. The Purchase Price as adjusted pursuant to this Section 2.02(c) shall hereinafter be referred to as the “Final Purchase Price”. If the Purchase Price is less than the Final Purchase Price, Purchaser shall, and if the Final Purchase Price is less than the Purchase Price, Seller shall, within 10 business days after the Statement becomes final and binding on Seller and Purchaser pursuant to Section 2.02(b), make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the Prime Rate from (and including) the date hereof to (but not including) the date of payment.

(d) The term “Working Capital” means Current Assets minus Current Liabilities. The terms “Current Assets” and “Current Liabilities” each have the respective meanings set forth in Section 2.02 of the Seller Disclosure Schedule. For the avoidance of doubt, no Seller Expenses (or any adjustment to Seller Expenses made pursuant to Section 2.01(f) or 2.01(g)) shall be included in the calculations of Working Capital.

(e) Each line item of the Closing Working Capital shall be calculated in the same manner, using the same accounting policies, methods and, to the extent applicable, the same foreign currency exchange rates, as the corresponding line item of the Target Working Capital set forth on Section 2.02 of the Seller Disclosure Schedule was calculated, whether or not doing so is in accordance with GAAP, in accordance with Section 2.02 of the Seller Disclosure Schedule. The foregoing principles are referred to in this Agreement as the “Purchase Price Adjustment Principles”. The Purchase Price adjustment contemplated by this Section 2.02 is intended to show the change in Working Capital from the Target Working Capital to the Closing Working Capital, and can only be effected as intended by Seller and Purchaser if the Closing Working Capital is done in the same manner, using the same accounting policies and methods, in accordance with Section 2.02 of the Seller Disclosure Schedule, as the calculations of Target Working Capital. Any items on or omissions from the Target Working Capital that are based upon errors of fact or mathematical errors or that are not calculated in accordance with GAAP shall be carried forward for purposes of calculating Closing Working Capital. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Statement and whether the calculation of the Closing Working Capital was done in accordance with the definitions thereof, the Purchase Price Adjustment Principles and this Section 2.02, and the Accounting Firm is not authorized or permitted to make any other determination, including any determination as to whether GAAP was followed in calculating the Target Working Capital, the Closing Working Capital or the Statement or as to whether the Target Working Capital is correct. Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm in connection with its resolution of any dispute under this Section 2.02 shall not be admissible in evidence in any Proceeding between Seller and Purchaser, other than to the extent necessary to enforce payment obligations under Section 2.02(c). Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 3.05 or any other representation or warranty in this Agreement or as to compliance by Seller with any of its covenants in this Agreement (other than in this Section 2.02).

(f) Until the date on which the Statement shall become final and binding on the parties pursuant to Section 2.02(b), Purchaser agrees that, following the Closing, it shall preserve the accounting Records of the Business on which the Statement is to be based and shall not take any actions with respect to such Records that would obstruct, prevent or otherwise affect the procedures or the results of the procedures set forth in this Section 2.02 (including the amount of Closing Working Capital or any amount included in the Target Working Capital or the Statement or the preparation of the Statement). Without limiting the generality of the foregoing, no changes shall be made during such period in any reserve or other account existing as of the date of the Financial Statements, except as a result of events occurring after the date of the Financial Statements and, in such event, only in a manner consistent with the past practice of the Business.

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(g) Until the date on which the Statement shall become final and binding on the parties pursuant to Section 2.02(b), Purchaser agrees that, following the Closing, it shall afford and cause to be afforded to Seller and any accountants, counsel or financial advisors retained by Seller, at Seller’s sole cost and expense, in connection with the preparation of any Notice of Disagreement and any adjustment to the Purchase Price contemplated by this Section 2.02, access upon reasonable notice during normal business hours to the properties, books, contracts, personnel and Records of the Business and Purchaser’s and its accountant’s work papers relevant to the preparation of the Statement, any Notice of Disagreement and the adjustment contemplated by this Section 2.02 and shall provide Seller, upon Seller’s reasonable request and at Seller’s sole cost and expense, with copies of any such books, contracts, Records and work papers.

ARTICLE III

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule (with specific reference to the particular representation or warranty of Seller contained in this Agreement to which any such item relates; provided that such item set forth in any section of the Seller Disclosure Schedule shall be deemed to apply to each other section of the Seller Disclosure Schedule and each other representation and warranty of Seller contained in this Agreement to which its relevance is reasonably apparent), Seller hereby represents and warrants to Purchaser as follows:

SECTION 3.01. Organization, Standing and Authority; Execution and Delivery; Enforceability. (a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to enter into this Agreement and the Other Transaction Documents and to consummate the Acquisition and the other transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.

(b) This Agreement and each Other Transaction Document have been duly executed and delivered by Seller. Assuming that this Agreement and each Other Transaction Document have been duly authorized, executed and delivered by the other parties thereto, this Agreement and each Other Transaction Document constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

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SECTION 3.02. No Conflicts; Consents. (a) Except as set forth on Section 3.02(a) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and each Other Transaction Document by Seller do not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any mortgages, liens, standard security, pledge, hypothecation, hypothec, assignment or assignation by way of security, equity, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including a retention of title claim), conflicting claim of ownership or right to use or any other third party right (whether or not perfected), security interests, charges, options or other encumbrances of any kind (“Liens”) (other than Permitted Liens or Liens arising from acts of Purchaser or its Affiliates) upon any of the properties or assets of the Business under, any provision of (i) the Governing Documents of Seller, (ii) any Material Contract or (iii) any Injunction or, subject to the matters referred to in paragraph (b) below, applicable Law.

(b) Except as set forth on Section 3.02(b) of the Seller Disclosure Schedule, no consent, waiver, approval, license, permit, order or authorization (each, a “Consent”) of, or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or the Other Transaction Documents, the consummation of the Acquisition or the other transactions contemplated hereby or thereby or the compliance by Seller with the terms and conditions hereof and thereof, other than (i) those that may be required solely by reason of Purchaser’s or any of its Affiliates’ (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (ii) compliance with and such filings and notifications as may be required under applicable state property transfer laws or Environmental Laws, (iii) compliance with and filings or notices required by the rules and regulations of any applicable securities exchange and (iv) such other Consents the absence of which, or other filings the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to impair the Business.

SECTION 3.03. Equity Interests. (a) Seller has good and valid title to the Equity Interests free and clear of any Liens, and is the sole record and beneficial owner thereof. Seller is the registered and beneficial owner of the Shares. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Equity Interests, upon delivery to Purchaser at the Closing of a duly executed stock transfer form and the share certificates (or indemnities for lost share certificates in lieu thereof) for the Shares, and upon Seller’s receipt of the Purchase Price, good and valid title to the Equity Interests will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates.

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(b) There are 280,095,000 fully-paid ordinary Shares of the Company in issue. Except for the Equity Interests, there are no membership interests, shares of capital stock or other voting securities of, or equity interests in, the Company issued, reserved for issuance or outstanding. The Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Interests have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights under any provision of applicable Law, the Governing Documents of the Company, or any Contract to which the Company is subject, bound or a party or otherwise. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or that are convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Equity Interests may vote (“Voting Debt”). There are no outstanding warrants, options, rights, “phantom” stock rights, stock appreciation rights, stock-based performance units, convertible or exchangeable securities or other commitments or undertakings (other than this Agreement) (i) pursuant to which Seller or the Company are or may become obligated to issue, deliver or sell (A) any additional membership interests, shares of capital stock or other voting securities of, or equity interests in, the Company, (B) any security convertible into, or exchangeable for, membership interests, shares of capital stock or other voting securities of, or equity interests in, the Company or (C) any Voting Debt, (ii) pursuant to which Seller or the Company are or may become obligated to issue, grant, extend or enter into any such warrant, option, right, unit, security, commitment or undertaking or (iii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of the Equity Interests. The Company has not reduced, redeemed or purchased any of its own share capital or passed any resolutions authorizing such reduction, redemption or purchase.

(c) Other than this Agreement, the Equity Interests are not subject to any voting trust agreement or other Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.

SECTION 3.04. Organization and Standing of the Company. The Company is a private company limited by shares duly incorporated, organized, validly existing and in good standing under the laws of the United Kingdom and is in good standing and duly qualified to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be in good standing or so qualified, individually or in the aggregate, would not be reasonably likely to result in a Seller Material Adverse Effect. Seller has, prior to the date hereof, delivered or otherwise made available to Purchaser true and complete copies of the Governing Documents of the Company, as amended to the date hereof. Seller has, prior to the date hereof, delivered or otherwise made available to Purchaser true and complete copies of the minute books of the Company since January 1, 2012 (containing the records of the board of directors of the Company, as applicable, for the relevant periods).

SECTION 3.05. Financial Statements; No Undisclosed Material Liabilities. (a) Section 3.05(a) of the Seller Disclosure Schedule sets forth complete and correct copies of the following financial statements: (i) the unaudited balance sheet of the Business as of September 30, 2014, September 30, 2013 and December 31, 2013 (the “Balance Sheets”) and (ii) for each of the two years ended September 30, 2014 and September 30, 2013, the unaudited statement of income and cash flows of the Business (together with the Balance Sheets, the “Financial Statements”).

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(b) The Financial Statements (i) have been prepared in accordance with GAAP (except for the absence of footnotes) and (ii) fairly present, in all material respects, the financial position and results of operations of the Business as of the dates and for the periods set forth therein.

(c) As of and since September 30, 2014 (the “Balance Sheet Date”), the Business has not incurred any liabilities, debt or obligation or claim, whether accrued, absolute, contingent, asserted, unasserted or otherwise, other than (i) liabilities provided for or reflected in the applicable Financial Statements, (ii) liabilities not required under GAAP to be shown on a balance sheet of the Business, (iii) liabilities disclosed in Section 3.05(c) of the Seller Disclosure Schedule, (iv) liabilities incurred in the ordinary course of business consistent with past practice none of which is material to the Business, or (v) liabilities incurred in connection with the negotiation and execution of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.06. Good and Valid Title to Assets. The Company has good and valid title to, or leasehold interests in, all assets used in the operation or conduct of the Business that are (i) reflected on the applicable Balance Sheet as of the Balance Sheet Date or (ii) thereafter acquired by the Company (except those assets sold or otherwise disposed of in the ordinary course of business consistent with past practice), in each case, free and clear of all Liens, except (a) the Liens described in the notes to the Financial Statements, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (c) Liens to secure payments of workmen’s compensation and other similar payments, unemployment and other insurance, old-age pensions or other social security obligations, (d) Liens to secure the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business, (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (f) Liens for Taxes and other governmental charges which are not yet due and payable, which may thereafter be paid without penalty or which are being contested in good faith by appropriate Proceedings, and (g) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (a) through (g) above, together with the Liens referred to in clauses (ii) through (vi) of Section 3.07(c), are referred to collectively as “Permitted Liens”). This Section 3.06 does not relate to the Equity Interests, real property or interests in real property, Intellectual Property or Material Contracts, such items being the subjects of Section 3.03, 3.07, 3.08 and 3.09, respectively.

SECTION 3.07. Real Property. (a) The Company owns no fee-owned real property.

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(b) Section 3.07(b) of the Seller Disclosure Schedule sets forth a true and complete list of all real property of which the Company is a lessee, sublessee, licensee or occupant that is used in the operation or conduct of the Business (such real property, the “Leased Property”) and, as applicable, the rents currently payable under the terms of the applicable leases. With respect to the Company’s Leased Property in Glasgow, Seller or the Company, as applicable, has complied with all its material obligations under the Lease, and neither Seller nor the Company has received any written notice from the landlord that it is in material breach of its obligations under such Lease (which breach remains outstanding as of the date of this Agreement).

(c) The Company has good and valid title to the leasehold estates in all Leased Property, in each case, free and clear of all Liens, except (i) Permitted Liens, (ii) Liens set forth in Section 3.07(c)(ii) of the Seller Disclosure Schedule, (iii) Liens that have been placed by any developer, landlord or other third party on any (A) Leased Property or (B) property over which Seller or the Company has easement rights, in each case, together with any subordination or similar agreements relating thereto, (iv) zoning and building codes and other similar Laws, (v) any conditions that would be shown by a physical inspection of any Leased Property and (vi) recorded or unrecorded easements, covenants, rights-of-way and other similar restrictions. None of the items set forth in clause (vi) individually or in the aggregate, materially impairs the continued use and operation of the Leased Property in the operation or conduct of the Business as presently conducted.

(d) Seller has made available to Purchaser for review true and complete copies of each lease, sublease, license or occupancy agreement in respect of a Leased Property (each, a “Lease”). The Company has not subleased or granted any right to use and occupy all or any portion of any Leased Property.

(e) The Company has good title to, or in the case of leased property and assets has valid leasehold interests in, all material personal property and assets reflected on the applicable Balance Sheet on the Balance Sheet Date or acquired after the Balance Sheet Date, except for property and assets sold since the Balance Sheet Date in the ordinary course of business. Such assets and personal property are in reasonable working condition, reasonable wear and tear excepted.

SECTION 3.08. Intellectual Property. (a) Subject to Section 6.02, the Company owns or has a right to use, free and clear of all Liens (in each case, except to the extent such Intellectual Property may be licensed from third parties) other than Permitted Liens, all material Intellectual Property owned, used or filed by the Company and used in the operation or conduct of the Business (such Intellectual Property, the “Company Intellectual Property”), and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights in any material respect. Section 3.08(a) of the Seller Disclosure Schedule sets forth a true and complete list, as of the Balance Sheet Date, of (i) all registered or filed, as applicable, Company Intellectual Property, (ii) all licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property (other than so-called “shrink-wrap” license agreements, licenses for generally available off-the-shelf desktop software or system development tools, or customer or supplier agreements entered into in the ordinary course of business) and (iii) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property (other than customer agreements entered into in the ordinary course of business).

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(b) No claims are pending or, to the knowledge of Seller, have been threatened in writing since January 1, 2013, against Seller or any of its Affiliates by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Company Intellectual Property or material Technology used by the Company in the conduct of the Business and none of the registered Company Intellectual Property is subject to any pending proceeding or action (other than ordinary course proceedings in connection with any pending applications for registration of Intellectual Property) before any Governmental Entity.

(c) With respect to the Company Intellectual Property (i) owned by the Company, the Company exclusively owns such Company Intellectual Property free and clear of all Liens other than Permitted Liens, and (ii) licensed to the Company by a third party, the Company possesses adequate and enforceable rights to use such Company Intellectual Property as necessary for the operation of the Business as currently conducted.

(d) Except as set forth in Section 3.08(d) of the Seller Disclosure Schedule, the Company is not bound by or a party to any material options, licenses or agreements of any kind relating to the Intellectual Property or Technology of any other person for the use of such Intellectual Property or Technology in the conduct of the Business, except for agreements relating to computer software licensed in the ordinary course of business.

(e) The conduct of the Business as presently conducted does not violate, conflict with or infringe the Intellectual Property or Technology of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, would not be reasonably likely to result in a Seller Material Adverse Effect.

(f) The Company has taken commercially reasonable security measures to protect the secrecy and confidentiality and value of (i) all trade secrets owned by the Company and (ii) confidential information owned by the Company.

SECTION 3.09. Contracts. (a) Section 3.09 of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each written contract, lease or sublease, indenture, license, agreement, commitments and any other legally binding arrangement (“Contracts”), to which the Company is a party or by which its properties are bound, in each case, that is used in the operation or conduct of the Business and that is:

(i) (A) restrictive of the ability of the Business to compete in any business or with any person in any geographic area, (B) a Contract that contains a provision for exclusivity or any similar requirement, (C) a Contract that contains a requirement of the Business to grant “most favored nation” pricing or terms or (D) restrictive of the ability of the Business to solicit or hire any person;

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(ii) a lease, sublease, license, occupancy agreement or similar agreement with any person under which the Company is a lessor or sublessor of, or makes available for use by any person, any Leased Property;

(iii) a lease, sublease, license or similar Contract with any person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, that involves the expenditure, receipt or payment by the Company of more than $50,000 in the aggregate during any twelve (12) month period;

(iv) (A) a continuing Contract for the future purchase of materials, supplies or equipment or (B) a management, service, consulting or other similar Contract (other than contracts for services entered into in the ordinary course of the Business), in any such case, which has an aggregate future Liability to any person in excess of $50,000 for any calendar year and is not terminable by the Company without payment of any penalty on notice of not more than 90 days;

(v) a license, sublicense, option or other Contract relating in whole or in part to the Company Intellectual Property (including any license or other Contract under which the Company is licensee or licensor of any such Company Intellectual Property), other than so-called “shrink-wrap” license agreements for computer software licensed to the Company and other than generally available off-the-shelf desktop software or system development tools;

(vi) a Contract (A) evidencing indebtedness for borrowed money (including any note, bond, debenture or other evidence of indebtedness and excluding ordinary trade accounts payable) of the Company to any other person or (B) other than endorsements for the purpose of collection given in the ordinary course of the Business, under which (i) the Company has directly or indirectly guaranteed indebtedness or other Liabilities of another person or (ii) any person has directly or indirectly guaranteed indebtedness or other Liabilities of the Company, in the case of each of clause (A) and (B), which, individually, is in excess of $50,000;

(vii) a Contract under which the Company, directly or indirectly, has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than extensions of trade credit given in the ordinary course of the Business), in any such case, which, individually, is in excess of $50,000;

(viii) a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than a Permitted Lien) upon any Leased Property, which Lien is not set forth in Section 3.07(c)(ii) of the Seller Disclosure Schedule;

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(ix) each Contract between (A) the Company and (B) any of the 10 largest customers of the Company, determined on the basis of revenues received by the Company in the twelve-month period ended on the Balance Sheet Date to deliver products or services for payment in excess of $50,000 in any calendar year;

(x) a Contract for the sale of any asset of the Company or the grant of any preferential rights to purchase any such asset of the Company, in each case, outside the ordinary course of the Business;

(xi) a currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xii) a Contract for any material joint venture, partnership or similar arrangement;

(xiii) another Contract entered into outside the ordinary course of business to which the Company is a party or by or to which the Company, the assets of the Company or the Business is bound or subject and that involves the expenditure, receipt or payment by the Company of more than $50,000 for any calendar year and is not terminable by the Company without payment of any penalty by notice of not more than 90 days;

(xiv) a Contract that relates to (i) the future disposition (other than sales of inventory in the ordinary course of business) or acquisition of any material assets of the Company, or (ii) any merger or business combination with respect to the Company;

(xv) a material Contract that imposes any confidentiality, standstill or similar obligation on the Company, except for those entered into in the ordinary course of business;

(xvi) a Contract that contains a right of first refusal, first offer or first negotiation in favor of any party other than the Company;

(xvii) a Contract with Seller or any of its Affiliates (other than the Company) or any director or officer of Seller or any of its Affiliates (other than the Company);

(xviii) a Contract that provides any transaction bonus, discretionary bonus, “stay put” or other payments to be made (whether required or discretionary) to Employees of the Company at Closing as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(xix) a Contract that provides for any payments of severance upon termination of employment or any other enhanced payment.

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(b) Each Contract set forth in Section 3.09 of the Seller Disclosure Schedule (each, a “Material Contract”) is valid, binding and in full force and effect and, to the knowledge of Seller (i) enforceable by the Company, as applicable, in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies) and (ii) represents the legal, valid and binding obligations of the other parties thereto. The Company has not received any written notice or threat to terminate any Material Contract. Neither the Company, Seller nor any Affiliate of the Seller nor, to the knowledge of Seller, any other party thereto is in material breach of or material default under any Material Contract. As of the date of this Agreement, the Company has not received any written claim or notice of material breach of or material default under any such Material Contract.

SECTION 3.10. Permits. The Company has obtained all of the Permits necessary under applicable Laws to permit the Company to own, operate, use and maintain its assets in the manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted or proposed to be conducted and all such Permits are valid and in full force and effect, except, in each case, for any such invalidity or noncompliance that, individually or in the aggregate, would not be reasonably likely to result in a Seller Material Adverse Effect. Since January 1, 2013, neither Seller nor the Company, as applicable, has received written notice of any Proceeding relating to the revocation or modification of any Permit. This Section 3.10 does not relate to Environmental Permits, which are addressed by Section 3.15. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, no Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

SECTION 3.11. Proceedings. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, there are no lawsuits, claims, suits, actions, arbitrations, investigations, inquiries or other proceedings (“Proceedings”) pending or, to the knowledge of Seller, (i) threatened against the Company, or (ii) threatened against any officer, director or key employee of the Company in their respective capacities in such position that involve an uninsured claim. As of the date hereof, neither Seller nor the Company is subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Entity. This Section 3.11 does not relate to employee benefits or ERISA matters, environmental matters, employee or labor matters or regulatory matters, such matters being the subject of Sections 3.12, 3.15, 3.16 and 3.19, respectively.

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SECTION 3.12. Benefit Plans. (a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a list of the Company Benefit Plans and separately identifies each Transferred Benefit Plan. With respect to each Company Benefit Plan (including each Transferred Benefit Plan), Seller has made available to Purchaser copies of (i) the plan document for each such plan and any material amendments thereto (or, with respect to any oral Company Benefit Plan, a written description thereof), and, to the extent applicable, (ii) the most recent summary plan description and summary of material modifications and, if no such documents exist with respect to such Company Benefit Plan, any other documentation describing such Company Benefit Plan that is readily available. With respect to each Transferred Benefit Plan, Seller has also made available to Purchaser, to the extent applicable, (w) the trust agreement, any insurance contracts or other funding arrangements with respect to such Transferred Benefit Plan, (x) the most recent annual report on Form 5500 or Form P11D (including any applicable schedules and attachments thereto) filed with the Internal Revenue Service (the “IRS”) or Her Majesty’s Revenue & Customs (as the case may be), (y) the most recently received determination or opinion letter from the IRS or Her Majesty’s Revenue & Customs (as the case may be) for such Transferred Benefit Plan (if any) and (z) the most recently prepared actuarial valuation report and audited financial statements in connection with such Transferred Benefit Plan for which such actuarial valuation report or audited financial statements are required to be prepared under applicable Law.

(b) The pension arrangements which form part of the Company Benefit Plans are non-trust based pension schemes (a stakeholder pension scheme, a group personal pension plan and a personal pension plan) in respect of which, except as would not be expected to result, individually or in the aggregate, in any material Liability to Purchaser or the Business, (i) the Company has complied with all applicable Laws in relation to access (including full compliance with any requirement for automatic enrolment which applies to the Company) and benefits under the Company Benefit Plans, (ii) the Company has paid all contributions that have fallen due with respect to the Company Benefit Plans and (iii) any non-service related benefits are provided by way of separate insurance and are fully insured. No UK defined benefit occupational pension schemes are or have been operated by Seller or its subsidiaries or any company “associated” or “connected” as such terms are used in Part 1 of the UK Pensions Act 2004 with the Company. To the knowledge of Seller, all pension arrangements are operated in material compliance with the applicable provisions of English and Scots Law, including, for the avoidance of doubt, any Law in relation to the automatic provision of pension benefits.

(c) The Company has not maintained any Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full or would reasonably be expected to incur any liability under Title IV of ERISA.

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(d) (i) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder, (ii) all employer and employee contributions required to be made to each Company Benefit Plan have been timely made or, if applicable, properly accrued in accordance with the terms of such plan and applicable Law, (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter from the IRS to the effect that such Company Benefit Plan is qualified and that the plans and trusts related thereto are exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or an application for determination by the IRS that such Company Benefit Plan is qualified and that plans and trusts related thereto are exempt from Federal income taxes under Section 401(a) and 501(a) of the Code has been timely filed and is currently pending, (iv) each Company Benefit Plan that is required to be registered with the applicable Governmental Entity is registered with such Governmental Entity and has obtained tax treatment status that is consistent with tax regulations and based on the tax deductions taken in the relevant jurisdiction (if applicable), (v) each Company Benefit Plan has at all times been operating substantially in accordance with its governing rules or terms, (vi) each Company Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder to the extent permitted under applicable Law and (vii) plan documentation relating to such of the Company Benefit Plans (that are not Transferred Benefit Plans) that are continued for an applicable transition period pursuant to Section 8.03 hereof will continue in full force and effect in favor of the Company and the Employees for a period of no less than the applicable transition period for each such Company Benefit Plan.

(e) Neither Seller nor any ERISA Affiliate of Seller contributes to, is required to contribute to or, in the past six years, has contributed or been required to contribute to any Multiemployer Plan. None of Seller or any of its ERISA Affiliates participates in a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA with respect to any Employee who provides services primarily to the segment of the Business operated in the United States and is not “associated” or “connected” (as such terms are used in Part 1 of the UK Pensions Act 2004) with a defined benefit arrangement to which those provisions could apply.

(f) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Seller, threatened with respect to any Company Benefit Plan or any fiduciary or service provider thereof that could result in material liability to the Company, and, to the knowledge of Seller, there is no reasonable basis for any such litigation or proceeding.

(g) Except as would not result in liability to the Company or any of its Affiliates after the date hereof, none of the Company Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(h) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no payment to be made under any Company Benefit Plan, or to the knowledge of the Company, will be, subject to material penalties under Section 409A(a)(1) of the Code.

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(i) None of the execution and delivery of this Agreement, the member approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee, director or consultant of the Company; (ii) limit the right of the Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any Employee, director or consultant of the Company.

SECTION 3.13. Absence of Changes or Events. (a) Since the Balance Sheet Date, there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have a Seller Material Adverse Effect.

(b) From the Balance Sheet Date to the date of this Agreement, except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, Seller has caused the Business to be conducted in all material respects in the ordinary course and:

(i) the Company has not made any distribution to any holder of any Equity Interests, whether or not upon or in respect of any interests of the Company;

(ii) neither Seller nor the Company has granted to any Employee any material increase in base salary, wages, bonuses, incentive compensation, pension, severance, other enhanced payment or termination pay, except (A) in the ordinary course of business, (B) in connection with a promotion based on job performance or workplace requirements or (C) as may have been required under existing agreements, including any Company Benefit Plan, or applicable Law;

(iii) the Company has not made any material change in its accounting methods, principles or practices except as required by GAAP or by applicable Law;

(iv) the Company has not incurred or guaranteed any indebtedness for borrowed money;

(v) neither Seller nor the Company has sold, leased or otherwise disposed of any assets of the Company used in the operation or conduct of the Business, except for (A) sales of raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories, in each case, in the ordinary course of business, (B) assets that were obsolete or no longer used in the Business and (C) cash distributions to its Affiliates;

(vi) the Company has not consummated the acquisition of, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division or a substantial portion of the assets thereof (other than inventory); and

(vii) neither Seller nor the Company, as applicable, has authorized or agreed to do, whether in writing or otherwise, any of the foregoing actions.

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SECTION 3.14. Compliance with Applicable Laws. The Business is in compliance with all applicable Laws in all material respects. Since January 1, 2013, neither Seller nor the Company has received any written communication from a Governmental Entity that alleges that the Business or the Company is in violation of or has failed to comply with any applicable Laws or requiring Seller or the Company to take or omit to take any action in respect of the Business. Since January 1, 2013, to the knowledge of Seller, the Company has not entered into or been subject to any material judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any written request for information, notice, demand letter, administrative inquiry or formal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company. This Section 3.14 does not relate to matters with respect to employee benefit or ERISA matters, environmental matters, employee or labor matters or regulatory matters, such matters being the subject of Sections 3.12, 3.15, 3.16 and 3.19, respectively.

SECTION 3.15. Environmental Matters. (a) The Business is, and since January 1, 2012 has been, in compliance in all material respects with all applicable Environmental Laws; (b) the Company possesses and is, and since January 1, 2012, has been, in compliance in all material respects with all Environmental Permits used in the operation or conduct of the Business; (c) except as set forth in Section 3.15(c) of the Seller Disclosure Schedule, no Environmental Permit is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; (d) neither Seller nor the Company has received any written communication from a Governmental Entity or any other person that alleges that the Company (i) is in violation of any applicable Environmental Law, (ii) has any Liabilities under any Environmental Law or (iii) is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the UK contaminated land regime under Part 2A of the Environmental Protection Act 1990 or any similar law, in the case of each of clauses (i), (ii) and (iii), other than such written communication that has been resolved or as to which no further communication from such Governmental Entity or other person is reasonably expected; (e) there are no pending or, to the knowledge of Seller, threatened Proceedings against the Company resulting from any (i) violation of applicable Environmental Laws or the Environmental Permits or (ii) Release of Hazardous Material; (f) to the knowledge of Seller, the Company has not arranged for disposal of Hazardous Materials where such disposal would reasonably be expected to result in any material liabilities to the Company under Environmental Law; and (g) to the knowledge of Seller (i) no Hazardous Material has been Released at, on, under, to or from any real property currently or, during the period of ownership, lease or operation by the Company, formerly owned, leased or operated by the Company in an amount, manner or condition that, and (ii) no friable asbestos is contained in any equipment installed by or any building improvements made by the Company at any Leased Property that in its current state, in the case of each of clauses (i) and (ii), would reasonably be expected to result in material liabilities to the Company under Environmental Law. Seller has made available to Purchaser true and complete copies of any material written reports, audits, assessments or studies (including material written reports, audits, assessments or studies on testing or monitoring data) possessed by Seller and pertaining to Hazardous Materials in the environment in, on or beneath the real properties formerly or currently owned, leased or operated by the Company, pertaining to the presence of asbestos in building materials at any Leased Property or pertaining to the state of compliance with Environmental Laws of the Business. Except as expressly provided in Section 3.02(b), the representations and warranties made in this Section 3.15 are Seller’s exclusive representations and warranties relating to environmental matters.

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SECTION 3.16. Employee and Labor Matters. (a) Section 3.16(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Employees and directors of the Company as of the date of this Agreement, setting forth for each Employee: his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or rates of compensation, bonus potential, date of hire, notice period, business location, status (i.e., active or inactive and if inactive, the type of leave, such as sick leave or maternity/paternity leave, adoption leave, parental leave or on a fixed term contract and estimated duration) any visa or work permit status and the date of expiration, if applicable and the total amount of bonus, retention, severance and other amounts to be paid to such Employee at the Closing or otherwise in connection with the transactions contemplated hereby (including any severance payments and any “double-trigger” payments or similar payments that are conditioned in part on any event including the consummation of the transactions contemplated hereby).

(b) All relevant Employees (including directors) have properly executed each relevant Transferred Benefit Plan as applicable to such Employee (or director) as set forth on Section 3.12(a) of the Seller Disclosure Schedule, and the contract of employment in the form set forth on Section 3.12(a) of the Seller Disclosure Schedule.

(c) Section 3.16(c) of the Seller Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or engaged by the Company and classified by the Company as other than employees, or compensated other than through wages paid by the Company through its payroll department (“Contingent Workers”) as of the date of this Agreement, showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and any other contractual terms with the Company.

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(d) With respect to the Business and the Employees, (i) there is not, and has not in the last three years been, any collective bargaining or recognition agreement or similar labor agreement in effect with respect to the Employees and no such agreement is anticipated to be entered into by the Company and there is not, and has not in the last three years been, any labor strike, work stoppage or lockout pending or, to the knowledge of Seller, threatened, against Seller or the Company, (ii) to the knowledge of Seller, no union organizational campaign is in progress and no question concerning representation exists, (iii) the Company is not a party to, has no obligation under, nor has any duty to negotiate any collective bargaining agreement or recognition agreement or other contract with any labor union, labor organization or other person purporting to act as the bargaining representative of any Employees or Contingent Workers, (iv) there are no and there have not been during the 12 months prior to the date of this Agreement, any formal or informal grievances, complaints, charges, litigation, governmental audits or investigations, court orders, injunctions, judgments or private settlement contracts with respect to employment or labor matters (including allegations of employment discrimination, retaliation, noncompliance with wage and hour laws or unfair labor practices) against the Company, (v) there are no pending charges against Seller, the Company or any Employee or former employee of Seller or the Company employed in the Business, in each case before the Equal Employment Opportunity Commission, any other Governmental Entity responsible for the prevention of unlawful employment practices, (vi) from January 1, 2013 through the date of this Agreement, Seller has not received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any material investigation with respect to the Employees and, to the knowledge of Seller, no such investigation is in progress, (vii) the Company is in compliance in all material respects with applicable Laws respecting labor and employment matters, (viii) the Company has properly classified the Employees and Contingent Workers as exempt or non-exempt for the purposes of all wage and hour Laws, including the Fair Labor Standards Act, U.S. state and local wage and hour Laws, and applicable U.K. Law, and is otherwise in material compliance with such Laws, except as would not be expected to result, individually or in the aggregate, in any material Liability to Purchaser or the Business, (ix) the Company has not experienced “redundancy” as defined in the Employment Rights Act 1996 or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any such site of employment or facility in the 12 months prior to the date of this Agreement, (x) there are no amounts due to Employees and Contingent Workers (including PAYE, national insurance contributions and pensions contributions and any other social security contributions) that are in arrears or unpaid, and (xi) no disciplinary action pursuant to the Dispute Resolution regulation, an ACAS Code of Practice or otherwise has been taken against any Employee in the two years ending at the date of this Agreement.

(e) There are no outstanding offers of employment or engagement made to any person other than with respect to the US Employees, and there is no individual who has accepted an offer of employment or engagement who has not yet commenced employment with the Company.

(f) Except as contemplated by this Agreement, to the knowledge of Seller, (i) no key employee has given or received notice to terminate his or her employment or service arrangement with the Company and to the knowledge of Seller, no facts exist suggesting that any key employee is likely to leave employment and (ii) in the past twelve (12) months no key employee’s employment with the Company has been terminated for any reason. In the past twelve (12) months, no material liability has been incurred by the Company for breach of any employment contract or engagement with any consultant including without limitation, redundancy payments, protective awards, compensation for wrongful or unfair dismissal or failure to comply with any order for reinstatement or re-engagement of any employee.

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(g) Within the period of one year preceding the date of this Agreement, the Company has not been party to a relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended from time to time and the Company has not failed to comply with any duties to inform and consult any appropriate representatives as a result of a relevant transfer.

SECTION 3.17. Indebtedness. The Company has no indebtedness for borrowed money owed to any party maturing more than one year after the date hereof under any loan, credit, guaranty or similar agreement.

SECTION 3.18. Taxes. (a) Except as set forth in Section 3.18(a) of the Seller Disclosure Schedule, the Company has timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and has paid all Taxes whether or not shown as due on such Tax Returns. All such Tax Returns are complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(b) No Tax audits, examinations, investigations or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. Neither Seller nor the Company has received from any Taxing Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Taxes, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company.

(c) The Company has since its inception been treated as an association taxable as a corporation for U.S. federal income Tax purposes.

(d) The Company is not a member of a group of companies or fiscal unity for any Tax purpose.

(e) The Company will not be required to include in any taxable period ending after the Closing any income that accrued in a taxable period prior to the Closing but was not recognized in such prior taxable period.

(f) The Company has complied in all material respects with all applicable Laws relating to the collection, payment and withholding of Taxes, including withholding of Taxes pursuant to Part 15 Income Tax Act 2007 or pursuant to the “pay as you earn” system and has, within the time and manner prescribed by Law, collected, withheld from and paid over to the proper Governmental Entities all amounts required to be so collected, withheld and paid under applicable Laws.

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(g) The Company (x) has not recognized a material amount of “subpart F income” as defined in Section 952 of the Code during any Straddle Period, and (y) does not have investments in “United States property” within the meaning of Section 956 of the Code. For purposes of the preceding sentence, any operations or activities of, or any action taken by, the Company after the Closing Date, or on the Closing Date after the Closing, shall be disregarded.

(h) The Company does not have any liability for any Taxes of any person other than itself (including, for the avoidance of doubt, by way of indemnity or security), save for any Taxes where the Company has collected, invoiced or deducted an amount on account of such Taxes and is holding that amount in preparation for making payment to the relevant Taxing Authority on the due date, nor has the Company agreed to indemnify any other person with respect to any Tax.

(i) All transactions undertaken by the Company are and have always been on fully arm’s length terms.

(j) The Company is duly registered for the purposes of value added tax.

(k) The Company will not be deemed to dispose of, and re-acquire any material asset by reason of the entry into this Agreement or Closing.

(l) The Company is resident for all Tax purposes in its jurisdiction of incorporation and does not have a branch, agency or permanent establishment, or any fixed or business establishment, in any other jurisdiction.

(m) The Company has not participated in any transaction, scheme or arrangement of which the, or a main, purpose or effect is the avoidance or evasion of a Tax Liability. The Company has not entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 or any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007.

SECTION 3.19. Regulatory Matters. (a) The Company is, and since January 1, 2012 has been, in compliance in all material respects with all Laws applicable to the Company products and activities, including product design, development, testing, manufacturing, marketing, distribution, labeling, storage and transport, in all jurisdictions in which such acts by the Company occurred or are reasonably likely to occur or such products or any of them have been sold by the Company, including any Laws administered by the United States Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”) and the UK Medicines and Healthcare Products Regulatory Agency (“MHRA”). There are no pending material Proceedings by the FDA, EMA, MHRA or any other comparable Governmental Entity against the Company in respect of regulatory matters.

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(b) Neither the Company nor, to the knowledge of Seller, any directors, officers, agents or employees of the Company is or has since January 1, 2012 at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable legislation or regulation on the giving or receiving of bribes in any other jurisdiction and, to the knowledge of Seller, no associated person of the Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for either of the Company nor has an associated person of either of the Company been bribed within the meaning given in section 2 of the Bribery Act 2010. The Company has in place commercially reasonable procedures designed to prevent its associated persons from undertaking conduct which would constitute an offence under the Bribery Act 2010.

(c) The Company has made available to Purchaser true, correct and complete copies of (i) all customer complaints relating to any products manufactured or sold by the Company and all MedWatch forms received by the Company or filed with the FDA, EMA or MHRA since January 1, 2012; (ii) all warning letters, untitled letters, notices of inspectional observations (including Form FDA 483s) or establishment inspection reports relating to any products manufactured or sold by the Company and all of the Company’s responses thereto since January 1, 2012; (iii) all material communications between the FDA, EMA, MHRA or other comparable Governmental Entity and the Company, including requests for information and responses thereto and formal meeting minutes approved by such Governmental Entity (provided that the provision of any such communications or minutes would not reasonably be expected to jeopardize any attorney-client privilege of the Company or violate applicable Law) since January 1, 2012; and (iv) all written audit reports pertaining to assessment of compliance with cGMP requirements by the Company since January 1, 2012.

(d) Since January 1, 2012, no exemptions or approvals for any products manufactured or sold or services performed by the Company have been subjected to reevaluation, revocation, rescission, withdrawal, modification, cancellation or suspension by the FDA, EMA, MHRA or other Governmental Entity and none of the Company’s products has been detained, seized, discontinued (other than for commercial or other business reasons), recalled or subject to a voluntary recall, field notification, field correction or removal, safety alert or communication (whether voluntary or otherwise), nor has the production of any product manufactured or sold by the Company been enjoined. To the knowledge of Seller, there are no facts which are reasonably likely to cause: (A) the recall, suspension, field notification, field correction or removal, re-labeling, detention, seizure or safety alert or communication of any products manufactured or sold or intended to be sold by the Company; or (B) a termination or suspension of manufacturing or marketing of any such products.

(e) Neither the Company nor, to the knowledge of Seller, any director, officer, employee or agent thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or for any other comparable Governmental Entity to invoke a substantially similar policy. The Company has not made any materially false statements on, or material omissions from, any notifications, reports and other submissions to the FDA or any similar Governmental Entity.

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(f) Neither the Company nor, to the knowledge of Seller, any director, officer, employee or agent thereof has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized, debarred or disqualified by the FDA, EMA, MHRA or other comparable Governmental Entity, or convicted under Law for misconduct relating to the development, approval, marketing or sale of pharmaceutical products, including the products manufactured by the Company.

SECTION 3.20. Transactions with Affiliates. Except for employment relationships and the payment of compensation and benefits in the ordinary course of business, the Company is not (a) party to any agreement or contract with any member, manager, officer, director or Affiliate of the Company or (b) to the knowledge of Seller, party to any agreement or contract with any immediate family member of a manager, officer, director or Affiliate of the Company.

SECTION 3.21. Sufficiency of Assets. Assuming that all consents necessary under the contracts (or portions thereof) pertaining to the Business have been obtained, the assets of the Company, together with this Agreement and the Other Transaction Documents, including the services and benefits provided thereunder, constitute all of the intellectual property, rights, assets and licenses that are necessary for the Company to conduct the Business immediately following the Closing in a substantially similar manner as the Business is operated on the date hereof.

SECTION 3.22. Insurance. Section 3.22 of the Seller Disclosure Schedule contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by the Company as of the date of this Agreement (the “Insurance Policies”), including any self-insurance or co-insurance programs. The Company has made available to Purchaser a list of, and true and complete copies of, all insurance policies of the Company relating to the assets, business, operations, employees, officers or directors of the Company. All such policies are in full force and effect, and no written notice of cancellation or termination has been received by the Company or Seller. There are currently no claims pending against the Company under any Insurance Policy currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company has been paid to date. As of the date hereof, the Company has not received a written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.

SECTION 3.23. Brokers. Except for Teneo Capital, whose fees will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

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SECTION 3.24. No Implied Representations. Notwithstanding anything herein to the contrary, Seller and its Representatives and Affiliates are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Article III. It is understood that any financial estimates, forecasts, projections or other predictions and all other information or materials that have been or shall hereafter be provided by or on behalf of Seller, the Company or any other person to Purchaser or any of their Affiliates or their respective Representatives, whether written or oral, are not representations and warranties of Seller, the Company or any of their respective Affiliates or their respective Representatives, except to the extent expressly provided in this Article III.

ARTICLE IV

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 4.01. Confidentiality. From and after the Closing, Seller shall keep confidential, and cause its Affiliates and instruct its and their respective officers, directors, managers, employees and advisors to keep confidential, all nonpublic information relating primarily to the Business, except (a) as required or requested by a Governmental Entity or required pursuant to Law or the rules or regulations of any securities exchange or listing authority or legal, administrative or judicial process, (b) for information that is available on the date hereof to the public, or hereafter becomes available to the public other than as a result of a breach of this Section 4.01, (c) for information disclosed in connection with the exercise of any remedies provided in any Transaction Document or any Proceeding related to any Transaction Document or the enforcement of rights thereunder or (d) for information disclosed in connection with Tax matters. The covenant set forth in this Section 4.01 shall terminate five years after the date hereof.

ARTICLE V

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 5.01. Organization, Standing and Authority; Execution and Delivery; Enforceability. (a) Purchaser is a Societé à responsabilité limitée duly organized, validly existing and in good standing under the laws of Luxembourg. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.

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(b) This Agreement and each Other Transaction Document have been duly executed and delivered by Purchaser. Assuming that this Agreement and each Other Transaction Document have been duly authorized, executed and delivered by each other party thereto, this Agreement and each Other Transaction Document constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms (subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies).

SECTION 5.02. No Conflicts; Consents. (a) The execution and delivery of this Agreement and each Other Transaction Document by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby and compliance by Purchaser with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of Purchaser under, any provision of (i) the Governing Documents of Purchaser, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets are bound or (iii) any Injunction or, subject to the matters referred to in paragraph (b) below, applicable Law.

(b) No Consent of, or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the Other Transaction Documents, the consummation of the Acquisition and the other transactions contemplated hereby or thereby or the compliance by Purchaser with the terms and conditions hereof and thereof, other than (i) those that may be required solely by reason of Seller’s or any Affiliate of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (ii) compliance with and such filings and notifications as may be required under applicable state property transfer laws or Environmental Laws, (iii) compliance with and filings or notices required by the rules and regulations of any applicable securities exchange and (iv) such other Consents the absence of which, or other filings the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to result in a Purchaser Material Adverse Effect.

SECTION 5.03. Proceedings. There are no (a) outstanding Injunctions of any Governmental Entity or arbitration tribunal against Purchaser, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates or (c) investigations by any Governmental Entity which are pending or, to the knowledge of Purchaser, threatened against Purchaser.

SECTION 5.04. Securities Act. The Equity Interests are being acquired for investment only and not with a view to, or for sale in connection with, any public distribution thereof.

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SECTION 5.05. Solvency. Immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, the payment of the Purchase Price and the payment of all fees and expenses related to the transactions contemplated by this Agreement and the Other Transaction Documents, Purchaser and the Company will be Solvent.

SECTION 5.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE VI

Covenants of Purchaser

Purchaser covenants and agrees as follows:

SECTION 6.01. Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby and by the Other Transaction Documents (including the terms and conditions of this Agreement and the Other Transaction Documents) is subject to the terms of a confidentiality agreement between Albany Molecular Research, Inc. and Seller dated as of September 26, 2014 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to all information except information provided to Purchaser by or on behalf of Seller, the Company or their respective Representatives concerning Seller or any Affiliate of Seller (other than the Company) and the terms and conditions of this Agreement and the Other Transaction Documents, unless such disclosure is required by applicable Law. Notwithstanding anything to the contrary contained in this Section 6.01, the covenant set forth in this Section 6.01 shall terminate five years after the date hereof.

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SECTION 6.02. No Use of Certain Names; Transitional License. (a) Following the Closing, Purchaser shall, and shall cause the Company to, promptly, (i) and in any event within 90 days after the date hereof, revise sales and product literature, purchase orders, invoices, shipping documents, packaging and labeling and similar materials to delete all references to “Aptuit” and “Indigo”; provided that, for a period of nine months from the date hereof, Purchaser and the Company may continue to distribute sales and product literature and any Inventory of the Business that uses any reference to “Aptuit” or “Indigo” to the extent that such sales and product literature and Inventory of the Business exists on the date hereof, and Seller hereby grants to Purchaser and the Company for such nine-month period the limited right and a royalty-free paid up license to so use Seller’s trademarks, trade dress, copyrights and other Intellectual Property owned by Seller (and covenants to cause its Affiliates to grant Purchaser and the Company the limited right and a royalty-free paid up license to so use such Affiliate’s trademarks, trade dress and copyrights under any copyrights and other Intellectual Property owned by such Affiliate) that have been used in connection with the manufacture, distribution, marketing and sale of the Business’s products, to the extent necessary to allow Purchaser and the Company to so use such sales and product literature and Inventory of the Company and (ii) and in any event within 10 business days after the date hereof, (A) remove “Aptuit” and “Indigo” from any signage on any Leased Property, vehicles or other assets (other than Inventory, sales and product literature, purchase orders, invoices, shipping documents, packaging and labeling and similar materials) and (B) remove “Aptuit” and “Indigo” from any websites operated in connection with the Business. In no event shall Purchaser or the Company use any reference to “Aptuit” or “Indigo” after the date hereof in any manner or for any purpose different from the use of “Aptuit” or “Indigo”, respectively, by the Business during the 90-day period preceding the date hereof. Nine months after the date hereof, Purchaser agrees that it will, and will cause the Company to, destroy or return to Seller any remaining sales or product literature and Inventory of the Company that contain any reference to “Aptuit” or “Indigo”. “Aptuit” and “Indigo” each means any brand name, trademark or service mark under which the Business has at any time been conducted or which at any time has been used by or in the Business and contains “Aptuit” or “Indigo” respectively, and any name that, in the reasonable judgment of Seller, is similar thereto, and any variations and derivatives of the foregoing, and any other logos or trademarks of Seller or its Affiliates not included in the Company Intellectual Property.

(b) Promptly following the Closing, Purchaser shall cause the Company to change its corporate name to a name not including or, in the reasonable judgment of Seller, not confusingly similar to “Aptuit”. Promptly following the Closing, to the extent necessary, Purchaser shall cause the Company to amend or terminate any certificates of assumed name or d/b/a filings by the Company so as to eliminate its right to use “Aptuit” or any name that, in the reasonable judgment of Seller, is confusingly similar to “Aptuit”. Except as expressly permitted in Section 6.02(a), neither Purchaser nor any of its Affiliates shall use “Aptuit” at any time or in any way following Closing.

SECTION 6.03. Securities Act. Purchaser shall not offer to sell or otherwise dispose of the Equity Interests in violation of any of the registration requirements of the Securities Act of 1933, as amended.

SECTION 6.04. Directors, Managers and Officers. (a) Purchaser acknowledges and agrees that it and its Affiliates shall waive certain claims and rights to indemnification as set forth in Section 6.04 of the Seller Disclosure Schedule.

(b) Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the directors, managers and officers of the Company, as provided in the Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing, shall survive the Acquisition and shall continue in full force and effect. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Purchaser shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements. For a period of not less than six years, Purchaser shall not, and shall cause its Affiliates not to, amend, restate, repeal or otherwise modify the indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents after the Closing in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof and prior to the Closing, were directors, managers or officers of the Company, unless such amendment, restatement, repeal or modification is required by applicable Law.

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(c) If Purchaser or the Company (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successor and assigns of Purchaser or the Company, as the case may be, shall assume all of the obligations of this Section 6.04.

(d) The parties hereby acknowledge and agree that from and after the Closing each of the present and former directors, managers and officers of the Company shall be an express third party beneficiary of this Section 6.04. The rights of such directors, managers and officers under this Section 6.04 shall be in addition to any rights such directors, managers and officers may have under the Governing Documents of the Company, or under any applicable Contracts or Laws.

SECTION 6.05. Tax Covenants. (a) Purchaser agrees that it shall not with respect to the Company’s Pre-Closing Tax Period, except as required by applicable Law, or otherwise in the ordinary course of business, make or change any Tax claim, election or surrender of the Company or withdraw or amend any previously filed Tax Return of the Company without the prior written consent of Seller (but for the avoidance of doubt, this shall not prevent the making of an election under Section 338(g) of the Code).

(b) Seller shall notify Purchaser of the details of any “reportable event” (within the meaning of section 421K ITEPA (reportable events)) that occurs on or after the Closing in respect of the UK RSUs as soon as reasonably practicable and, in any event, within one month of the relevant reportable event occurring. Seller shall provide Purchaser with copies of any documents, records or other relevant information within its control reasonably requested by Purchaser for the purposes of (i) calculating any liability in respect of PAYE income tax and/or national insurance contributions arising on the relevant reportable event, and/or (ii) allowing the relevant employing entity to comply with its obligations as a "responsible person" pursuant to section 421JA ITEPA (annual returns). Subject to Seller providing Purchaser with the relevant information (and copies of documents, records or other relevant information within its control), Seller and Purchaser agree that Purchaser shall procure that the relevant employing entity shall submit details of the relevant reportable event to HM Revenue & Customs pursuant to section 421JA ITEPA (annual returns).

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ARTICLE VII

Mutual Covenants

SECTION 7.01. Post-Closing Cooperation. Each of Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other, and shall cause their respective Representatives to use commercially reasonable efforts to cooperate with each other, for a period of one year after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business and the other respective businesses of Seller, the Company and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, each of Seller and Purchaser shall furnish or cause to be furnished to each other and their respective Representatives, at the requesting party’s sole expense, reasonable access, during normal business hours, to such information, Records (including furnishing copies thereof) and assistance (including access to personnel) relating to the Company and the Business (to the extent within the control of such party) as is reasonably necessary (i) for financial reporting and accounting matters, (ii) for the preparation and filing of any Tax Returns, (iii) for other reasonable business purposes, (iv) to facilitate the investigation, litigation, settlement and final disposition of any claims, including Tax Claims or assessments, that may have been or may be made by or against Seller, Purchaser or any of their respective Affiliates or (v) in connection with any investigation by any Governmental Entity. The obligation to use commercially reasonable efforts to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Purchaser and Seller each shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred in assisting the other party or its respective Affiliates pursuant to this Section 7.01. Neither Purchaser nor Seller shall be required by this Section 7.01 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

SECTION 7.02. Publicity. Seller and Purchaser agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party or its Affiliates prior to the press release contemplated in the last sentence of this Section 7.02 without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or non-U.S. securities exchange or listing authority based on advice of counsel or made in accordance with the public filing practices of Purchaser, in which case the party required to make the release or announcement shall allow the other party a reasonable opportunity to comment on such release or announcement in advance of such issuance; provided that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with such party’s prior public disclosures regarding the transactions contemplated hereby and otherwise have been made in accordance with this Section 7.02. Seller and Purchaser agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form, of substance and with timing agreed upon by Seller and Purchaser.

SECTION 7.03. Tax Matters. (a) (i) The amount or economic benefit of any refunds of Taxes or credits in lieu of such refunds with respect to the Company or any affiliated group of which the Company is or has been a member for any Pre-Closing Tax Period and the portion of the Straddle Period that precedes the Closing Date, net of any applicable Taxes of the Company or third-party costs, shall be for the account of Seller. The amount or economic benefit of any refunds of Taxes or credits in lieu of refunds of the Company for any Post-Closing Tax Period (including the portion of the Straddle Period that follows the Closing Date), net of any applicable Taxes of the Company or third-party costs shall be for the account of Purchaser.

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(ii) Each of Seller and Purchaser shall forward, or cause to be forwarded, to the party entitled pursuant to Section 7.03(a)(i) to receive the amount or economic benefit of a refund or credit of Taxes the amount of such refund or credit within ten days after such refund is received or after such credit is allowed or applied against another Tax Liability, as the case may be.

(iii) If, subsequent to a Taxing Authority’s allowance of a refund or credit, such Taxing Authority reduces or eliminates such allowance, any refund or credit, plus any interest received thereon, that is forwarded or reimbursed under Section 7.03(a)(ii) shall be returned to the party that had forwarded or reimbursed such refund or credit and interest, upon the request of such forwarding party, in an amount equal to the applicable reduction, including any interest received thereon.

(b) All Transfer Taxes incurred in connection with the acquisition of the Company shall be borne by Purchaser. Purchaser and Seller agree that any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least ten days prior to the due date for such Tax Returns.

(c) (i) Seller shall no later than 30 business days prior to the deadline for submission to the relevant Taxing Authority prepare on behalf of the Company all Tax Returns of the Company which are required to be filed on or on behalf of the Company after the Closing Date and that apply to any Pre-Closing Tax Period ending on or before December 31, 2014 (“Seller Prepared Tax Returns”). Such Tax Returns will be prepared in a manner consistent with the prior practice of the Company unless required by applicable Tax Laws or agreed to by the parties. Seller shall submit such Tax Returns to Purchaser for review and approval and shall consider any reasonable comments of Purchaser (including any comments necessary to ensure that such Tax Returns are in compliance with applicable Tax Law, acting reasonably and in good faith at all times). The party responsible under applicable Tax Law shall timely file such Tax Returns.

(ii) Purchaser shall prepare on behalf of the Company all Tax Returns of the Company in respect of any taxable period beginning on or after January 1, 2015 and in respect of any Straddle Period (“Purchaser Prepared Tax Returns”). In the case of any Purchaser Prepared Tax Return that includes a Pre-Closing Tax Period, such Tax Returns will be prepared in a manner consistent with the prior practice of the Company unless required by applicable Tax Laws or agreed to by the parties. Purchaser shall submit a draft of such Tax Returns that include a Pre-Closing Tax Period to Seller for review and comment no later than 30 days prior to the relevant filing date and shall in consider any reasonable comments of Seller (including any comments necessary to ensure that such Tax Returns are in compliance with applicable Tax Law, acting reasonably and in good faith at all times) that relate to the portion of the Straddle Period that precedes the Closing Date and are received no later than 10 days prior to the relevant filing date.

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(iii) Seller shall pay to Purchaser, no later than five business days prior to the filing of a Seller Prepared Tax Return or a Purchaser Prepared Tax Return described in Section 7.03(c)(ii) above, the full amount of Taxes due with respect to such Tax Return for any Pre-Closing Tax Period and, with respect to any Straddle Period, the portion of Taxes for such Straddle Period that is allocable to a Pre-Closing Tax Period pursuant to Section 9.03(c).

(iv) Purchaser and Seller shall reasonably cooperate, and shall cause their respective Affiliates and Representatives to reasonably cooperate, in preparing and filing all Tax Returns (subject to Section 7.03(c)), and in resolving all disputes and audits with respect to all taxable periods relating to Taxes and in any other matters relating to Taxes.

(d) For all Tax purposes, Purchaser, Seller and their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Seller for the transactions contemplated by this Agreement, unless otherwise required by applicable Law. If an indemnity payment is not treated as an adjustment to Purchase Price and is subject to tax under applicable law, such indemnity payment shall be increased so that the indemnified party receives, on an after-tax basis, the amount that it would have received if such indemnity payment were not taxable.

(e) The parties shall use reasonable efforts to avail themselves of any available exemptions from any Transfer Taxes or fees applicable to the Acquisition, and to cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

(f) Section 338(g) Election. Seller and the Company acknowledge that Purchaser may make an election pursuant to Section 338(g) of the Code (and any comparable applicable provision of state or local Tax Law) (a “Section 338(g) Election”) with respect to the Company in connection with the purchase of the Company pursuant to this Agreement. In the event that a Section 338(g) Election is made, Purchaser shall be responsible for preparing any applicable purchase price allocation for Tax purposes and shall deliver to Seller a statement showing any such purchase price allocation within 30 days of completion of the allocation, and shall deliver to Seller a copy of all executed documents required by any Taxing Authority to effectuate the Section 338(g) Election. Purchaser, the Company and Seller shall each file all Tax Returns, and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the purchase price allocation relating to this Section 7.03(f). Purchaser, the Company, and Seller agree not to take any position inconsistent with any Section 338(g) Election or related purchase price allocation.

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SECTION 7.04. Record Retention. Each of Seller and Purchaser agrees that, for a period of not less than seven years following the date hereof (or such longer period as may be required by applicable Law), it shall not destroy or otherwise dispose, or permit the destruction or disposal, of any of the Records relating to the Business in its or its Affiliates’ possession; provided, however, that Records relating to the finances and Taxes of the Company (“Tax Records”) shall not be destroyed or otherwise disposed of until the expiration of the statutes of limitations (including any extensions thereof) for the taxable period or periods to which such Tax Records relate; provided further, however, that such Tax Records may be destroyed or otherwise disposed of after the expiration of the statutes of limitations (including any extensions thereof) for the taxable period or periods to which such Tax Records relate without any restriction under this Agreement. Notwithstanding the foregoing, each of Seller and Purchaser shall have the right to destroy all or part of such Records (other than Tax Records) (i) after the fifth anniversary of the date hereof by giving the other party 20 business days’ prior written notice of such intended disposition and by offering to deliver to such other party, at such other party’s expense, custody of such Records as it intends to destroy or (ii) after the seventh anniversary of the date hereof without any restriction under this Agreement. In the event that, at or after the Closing, (a) any document or information relating to the Business is in or comes into the possession of Seller or any of its Affiliates, Seller shall promptly deliver such document or information to Purchaser or (b) any document or information relating to any business of Seller or any of its Affiliates (other than the Business) is in or comes into the possession of Purchaser or any of its Affiliates, Purchaser shall promptly deliver such document or information to Seller.

SECTION 7.05. Intercompany Arrangements. Each of Seller and Purchaser acknowledges and agrees that except as set forth in Section 7.05 of the Seller Disclosure Schedule and except for arrangements under the Transaction Documents, upon the Closing, all Contracts or other arrangements (including intercompany balances) between Seller or its Affiliates, on the one hand, and the Company, on the other hand, that were entered into prior to the Closing will be canceled, terminated or extinguished, as the case may be, without payment or liability.

SECTION 7.06. Agreement Not To Solicit. (a) During the period beginning as of the date hereof and ending on the date that is eighteen months after the date hereof, Seller will not, nor will it permit its Affiliates to, directly or indirectly, except with the prior written consent of Purchaser, solicit for employment, employ or assist any other person in employing any Employee holding a management or executive level position with Purchaser or any of its Affiliates after the date hereof; provided that this shall not preclude Seller or any of its Affiliates from hiring any such Employee who (A) has had his or her employment terminated by Purchaser or any of its Affiliates at least six months prior to being hired by Seller or its Affiliates or (B) responds to any general solicitation placed by Seller or any of its Affiliates not specifically directed towards any such Employee.

(b) During the period beginning as of the date hereof and ending on the date that is eighteen months after the date hereof, Purchaser will not, nor will it permit its Affiliates to, directly or indirectly, (i) induce or encourage any employee of Seller or its Affiliates who is not an Employee to leave the employment of Seller or its Affiliates or (ii) except with the prior written consent of Seller, solicit for employment, employ or assist any other person in employing any employee of Seller or its Affiliates (other than an Employee) (A) who is holding a management or executive level position or (B) with whom Purchaser has had contact, or with respect to which Purchaser or its Representatives have obtained access to information, in connection with the transactions contemplated by the Transaction Documents; provided that this clause (ii) shall not preclude Purchaser or any of its Affiliates from hiring any such employee who (Y) has had his or her employment terminated by Seller or any of its Affiliates at least six months prior to being hired by Purchaser or its Affiliates or (Z) responds to any general solicitation placed by Purchaser or any of its Affiliates not specifically directed towards any such employee.

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ARTICLE VIII

Employee Matters

SECTION 8.01. [RESERVED].

SECTION 8.02. US Employees. The parties agree to use all reasonable endeavors to procure that as of Closing, the US Employees will cease to be employed by Seller or its Affiliates and will commence employment with the Purchaser or an Affiliate of the Purchaser pursuant to an offer of employment in accordance with Section 8.02 of the Seller Disclosure Schedule. Seller will be responsible for any severance costs and other costs and liability associated with terminating the US Employees from employment (including the payout of any accrued but unused vacation as of such termination) with Seller.

SECTION 8.03. Continuation of Compensation and Benefits. At and after the Closing, Purchaser shall, or shall cause the Company to, continue to employ each Employee (provided that nothing contemplated by this Agreement shall be construed as requiring Purchaser or any of its Affiliates to be obligated to continue the employment of any Employee for any period of time after the date hereof). Purchaser shall, or shall cause its Affiliates to, provide each Employee with compensation and benefits as described in Section 8.03 of the Seller Disclosure Schedule.

SECTION 8.04. Benefit Plans. At the Closing, Purchaser shall, or shall cause the Company to, honor and assume all Transferred Benefit Plans as in effect as of the Closing, regardless of whether the obligations, liabilities and commitments pursuant to such Transferred Benefit Plans arise before, on or after the Closing. Effective as of the Closing, the Company Benefit Plans set out in Section 3.6 of the SDA (as defined in the Transition Services Agreement) and Schedule C of the Transition Services Agreement shall continue in force for the benefit of the Employees for the applicable periods set out in Section 3.6 of the SDA and Schedule C of the Transition Services Agreement. After the conclusion of such applicable transition period with respect to each such Company Benefit Plan, the Employees shall cease active participation in each Company Benefit Plan (other than the Transferred Benefit Plans). All costs in connection with, or relating to, the continuation of such coverage under the Company Benefit Plans during the applicable transition period shall be borne by Purchaser.

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SECTION 8.05. Service Credit. From and after the Closing, Purchaser and its Affiliates shall (a) recognize, for all purposes under all plans, programs and arrangements established or maintained by Purchaser or any of its Affiliates for the benefit of each Employee, service with Seller and its Affiliates and predecessors prior to the date hereof to the extent such service was recognized under the corresponding Company Benefit Plan or any other plan program, agreement, arrangement or understanding of Seller or its Affiliates covering such Employee as of immediately prior to the Closing, including, for purposes of eligibility, vesting and benefit levels and accruals, (b) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or an Affiliate of Purchaser for the benefit of each Employee except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such Employee under the corresponding Company Benefit Plan or any other plan, program, agreement, arrangement or understanding of Seller or its Affiliates covering such Employee as of immediately prior to the Closing and (c) provide full credit for any co-payments, deductibles or similar payments made or incurred with respect to each Employee prior to the date hereof for the plan year in which the Closing occurs.

SECTION 8.06. No Third Party Beneficiaries; No Amendment. The provisions of this Article VIII are solely for the benefit of the parties to this Agreement and nothing in this Article VIII, express or implied, shall confer upon any Employee, former employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Article VIII, express or implied, shall be construed to prevent Purchaser or any of its Affiliates from terminating or modifying to any extent or in any respect any benefit plan that Purchaser or any such Affiliate may establish or maintain. Notwithstanding any provision of this Article VIII to the contrary, the terms of this Article VIII are not intended to, and shall not, constitute an amendment to any employee benefit plan, program or arrangement of Seller, Purchaser or any of their respective Affiliates.

ARTICLE IX

Indemnification

SECTION 9.01. Indemnification by Seller. (a) From and after the Closing, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, managers, employees, agents and representatives (collectively, the “Purchaser Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by any such Purchaser Indemnitee to the extent arising from:

(i) any breach of any representation or warranty of Seller contained in this Agreement; and

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(ii) any breach of any covenant of Seller contained in this Agreement;

provided, however, that for the avoidance of doubt this Section 9.01 shall be without duplication of any indemnification arising out of or relating to Taxes that are the subject of Section 9.03.

(b) Notwithstanding the foregoing, Seller shall not be required to indemnify any Purchaser Indemnitee and Seller shall not have any liability:

(i) under Section 9.01(a)(i) or under Section 11.01(a)(i) of the Asset Purchase Agreement, unless the aggregate of all Losses for which Seller would be liable pursuant to (x) Section 9.01(a)(i) of this Agreement and (y) Section 11.01(a)(i) of the Asset Purchase Agreement, but for this clause (i) or Section 11.01(b)(i) of the Asset Purchase Agreement, exceeds on a cumulative basis an amount equal to the Final Deductible Amount, and then only to the extent of any such excess; provided that this clause (i) shall not apply to any claim for indemnification to the extent arising out of a breach of the representations set forth in Sections 3.01 (Organization, Standing and Authority; Execution and Delivery; Enforceability), 3.03 (Equity Interests), 3.15 (Environmental Matters), 3.17 (Indebtedness) and 3.23 (Brokers) (such representations, the “Seller Fundamental Representations”), a breach of the representations set forth in the Company Fundamental Representations (as defined in the Asset Purchase Agreement) or to the extent arising out of or in connection with fraud;

(ii) (A) under Section 9.01(a)(i), together with any Losses indemnifiable under Section 11.01(a)(i) of the Asset Purchase Agreement, in excess of the Final Escrow Amount; provided, however, that this clause (ii)(A) shall not apply to any claim for indemnification to the extent arising out of a breach of the Seller Fundamental Representations or the Company Fundamental Representations or to the extent arising out of or in connection with fraud and (B) under Section 9.01(a)(i), together with any Losses indemnifiable under Section 11.01(a)(i) of the Asset Purchase Agreement (including to the extent arising out of a breach of the Seller Fundamental Representations or the Company Fundamental Representations) in excess of 100% of the Aggregate Final Purchase Price, except for claims to the extent arising out of or in connection with fraud;

(iii) under Section 9.01(a) to the extent Seller’s indemnity obligation otherwise arises as a result of any breach by Purchaser of a representation or warranty or covenant under any Transaction Document; and

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(iv) under Section 9.01(a)(i) for any Losses arising out of a breach of the representations and warranties contained in Section 3.15 to the extent such Losses (A) exceed the reasonable costs necessary to comply with applicable Environmental Laws (in which case Seller shall not be required to indemnify any Purchaser Indemnitee and Seller shall not have any liability only with respect to such excess), (B) are increased as a result of any condition that is caused, contributed to or exacerbated by any Release of Hazardous Material or violation of Environmental Law by or on behalf of Purchaser after the date hereof (in which case Seller shall not be required to indemnify any Purchaser Indemnitee and Seller shall not have any liability only with respect to such increase), or (C) arise as a result of any invasive testing or sampling of soil, groundwater or other environmental media after the date hereof at, on or under any Leased Property (including any such testing or sampling in connection with any closure, decommissioning or cessation of operations at such Leased Property), in each case except for such testing or sampling as required to be undertaken to comply with Environmental Law or as required by a prospective lender as a financing condition after Purchaser Indemnitee uses commercially reasonable efforts to otherwise satisfy such prospective lender regarding the relevant environmental matters.

(c) In no event shall Seller be obligated to indemnify any Purchaser Indemnitee with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.02.

(d) In no event shall Seller be obligated to pay any Purchaser Indemnitee for any Loss until after either the Asset Purchase Closing or the termination of the Asset Purchase Agreement in accordance with its terms.

SECTION 9.02. Indemnification by Purchaser. (a) From and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each of their respective officers, directors, managers, employees, agents and representatives (collectively, the “Seller Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by any such Seller Indemnitee to the extent arising from:

(i) any breach of any representation or warranty of Purchaser contained in this Agreement; and

(ii) any breach of any covenant of Purchaser contained in this Agreement;

provided, however, that for the avoidance of doubt this Section 9.02 shall be without duplication of any indemnification arising out of or relating to Taxes that are the subject of Section 9.03.

(b) Notwithstanding the foregoing, Purchaser shall not be required to indemnify any Seller Indemnitee and Purchaser shall not have any liability:

(i) under Section 9.02(a)(i) or under Section 11.02(a)(i) of the Asset Purchase Agreement, unless the aggregate of all Losses for which Purchaser would be liable pursuant to (x) Section 9.02(a)(i) of this Agreement and (y) Section 11.02(a)(i) of the Asset Purchase Agreement, but for this clause (i) or for Section 11.02(b)(i) of the Asset Purchase Agreement, exceeds on a cumulative basis an amount equal to the Final Deductible Amount, and then only to the extent of any such excess; provided that this clause (i) shall not apply to any claim for indemnification to the extent arising out of a breach of the representations set forth in Sections 5.01 (Organization, Standing and Authority; Execution and Delivery; Enforceability) and 5.06 (Brokers) (such representations, the “Purchaser Fundamental Representations”), a breach of the representations set forth in the Asset Purchaser Fundamental Representations or to the extent arising out of or in connection with fraud;

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(ii) (A) under Section 9.02(a)(i), together with any Losses indemnifiable under Section 11.02(a)(i) of the Asset Purchase Agreement, in excess of the Final Escrow Amount; provided, however, that this clause (ii)(A) shall not apply to any claim for indemnification to the extent arising out of a breach of the Purchaser Fundamental Representations or the Asset Purchaser Fundamental Representations or to the extent arising out of or in connection with fraud and (B) under Section 9.02(a)(i), together with any Losses indemnifiable under Section 11.02(a)(i) of the Asset Purchase Agreement (including to the extent arising out of a breach of the Purchaser Fundamental Representations or the Asset Purchaser Fundamental Representations) in excess of 100% of the Aggregate Final Purchase Price, except for claims to the extent arising out of or in connection with fraud; and

(iii) under Section 9.02(a) to the extent Purchaser’s indemnity obligation otherwise arises as a result of any breach by Seller of a representation or warranty or covenant under any Transaction Document.

(c) In no event shall Purchaser be obligated to indemnify any Seller Indemnitee with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.02.

(d) In no event shall Purchaser be obligated to pay any Seller Indemnitee for any Loss until after either the Asset Purchase Closing or the termination of the Asset Purchase Agreement in accordance with its terms.

SECTION 9.03. Tax Indemnification. (a) From and after the Closing, Seller shall indemnify the Purchaser Indemnitees against any Indemnified Taxes; provided that Seller shall not indemnify any Purchaser Indemnitee under this Section 9.03(a) to the extent that (x) the Tax is attributable to or results from any action or prohibited action described in Section 6.05 hereof, including an election made or deemed made by Purchaser under Section 338(g) of the Code or any comparable provision of any state, local or foreign Law, (y) the Tax was specifically included in Closing Working Capital and taken into account in determining the Final Purchase Price or (z) with respect to Taxes for the Tax year of the Company that includes the date hereof, the Tax arises or is increased as a result of any act or transaction after Closing of the Purchaser or the Company outside of the ordinary course of business, or merger or restructuring after the Closing by the Purchaser or the Company, including, for the avoidance of doubt, changing the taxable period of the Company for Tax reporting purposes that includes the date hereof, in each case, except as required by applicable Law or as requested in writing by Seller.

(b) Any indemnity payment to be made under this Section 9.03 shall be paid within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes (including any estimated Tax payments) are required to be paid to the relevant Taxing Authority.

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(c) In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, value added, use or payroll of the Company for the portion of the Straddle Period that precedes the Closing Date shall be determined based on an interim closing of the books as of the end of the Closing Date (and such amount shall be deemed allocable to the Pre-Closing Tax Period), and the amount of any other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(d) The indemnification obligations set forth in Section 9.03 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); provided that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or a related party thereto, or any person on behalf of such indemnified person or related party, shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

SECTION 9.04. Limitations on Liability; Cooperation.
(a) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other party or its Affiliates, officers, directors, employees, agents or representatives on account of any indemnity obligation set forth in Section 9.01 or Section 9.02 for any indirect, consequential, special, incidental or punitive damages (including lost profits, loss of use, damage to goodwill or loss of business), in each case, except (i) as may be payable to a claimant in a Third Party Claim and (ii) for consequential damages that are reasonably foreseeable and quantifiable.

(b) Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which either party is obligated to indemnify the other party hereunder, including (i) by making commercially reasonable efforts to mitigate or resolve any such claim or liability and (ii) by filing claims, and seeking to recover available amounts, under applicable insurance policies.

(c) Purchaser and Seller further acknowledges and agrees that, from and after the Closing, its and its Affiliates’ sole and exclusive remedy with respect to any and all claims relating to any Transaction Document, the Acquisition or any other transactions contemplated by any Transaction Document, the Business and the Company, including under any Law (other than pursuant to Section 10.11 and other than claims of, or causes of action arising from, fraud) or Environmental Law (including CERCLA or any similar state law), shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, Purchaser, on the one hand, and Seller, on the other hand, hereby waives, on behalf of itself and each of its Affiliates, from and after the Closing, to the fullest extent permitted under applicable Law or Environmental Law (including CERCLA or any similar state law), any and all rights, claims and causes of action (other than pursuant to Section 10.11 and other than claims of, or causes of action arising from, fraud) for damages it or any of its Affiliates may have against Seller (in the case of Purchaser) or Purchaser (in the case of Seller) or any of their respective Affiliates arising under or based upon any Transaction Document, the Acquisition or any other transactions contemplated by any Transaction Document, the Business or the Company or any Law or Environmental Law (including CERCLA or any similar state law), except pursuant to the indemnification provisions set forth in this Article IX.

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SECTION 9.05. Calculation of Losses. For the purposes of the indemnification provisions set forth in this Article IX, any Losses or amounts otherwise payable hereunder (including amounts relating to Taxes pursuant to Section 9.03) shall be (a) determined on the basis of the net effect after giving effect to any cash payments, setoffs, recoupment or other payments, in each case, actually received, realized or retained by the indemnified party (including any amounts recovered or recoverable by the indemnified party under insurance policies) as a result of any event giving rise to a claim for such indemnification and (b) reduced to take account of any net Tax benefit actually realized by the indemnified party in the year of the Loss or the next succeeding year arising from the incurrence or payment of any such Loss (as determined in good faith by Purchaser). The amount of the Loss arising out of any item included as a Current Liability in calculating Closing Working Capital shall be calculated net of the amount so included. The amount of the Loss arising out of any reduction in value of any Current Asset acquired at the Closing shall be calculated net of the reported value of such Current Asset used in calculating Closing Working Capital.

SECTION 9.06. Termination of Indemnification. (a) The obligations to indemnify and hold harmless a party hereto pursuant to (i) Sections 9.01(a)(i) and 9.02(a)(i), as each relates to breaches of representations and warranties, shall terminate when the applicable representation or warranty terminates pursuant to Section 9.06(b), and (ii) the other clauses of Sections 9.01 and 9.02 shall not terminate; provided that, as to clauses (i) and (ii) of this sentence, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or a related party thereto, or any person on behalf of such indemnified person or related party, shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

(b) The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 9.01 and 9.02 and shall terminate at the close of business on the earlier of (x) the date that is 30 days after the completion of the annual audit of the Company for the fiscal year ended December 31, 2015 and (y) the date that is 18 months following the date hereof (“Survival Date”); provided that (i) the representations and warranties in relation to Tax contained in Section 3.18 and (ii) the Seller Fundamental Representations and the Purchaser Fundamental Representations shall terminate 30 days after the expiration of the applicable statute of limitations.

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SECTION 9.07. Procedures Relating to Indemnification for Third Party Claims. (a) In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person not a party, or an Affiliate of a party, to this Agreement against such indemnified party (a “Third Party Claim”), such indemnified party must notify the party responsible for such indemnification (the “indemnifying party”) in writing, and in reasonable detail, of the Third Party Claim within 20 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially and actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which such indemnified party failed to give such notice). Thereafter, such indemnified party shall deliver to the indemnifying party, promptly after such indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by such indemnified party relating to the Third Party Claim.

(b) If a Third Party Claim is made against any indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by such indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to any indemnified party for legal expenses subsequently incurred by such indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, each indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by any indemnified party for any period during which the indemnifying party has not assumed the defense of a Third Party Claim (other than during the period prior to the time the indemnifying party was given notice of such Third Party Claim as provided above).

(c) If the indemnifying party so elects to defend or prosecute any Third Party Claim, all of the indemnified parties shall use commercially reasonable efforts to cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of Records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party assumes the defense of a Third Party Claim, each indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the Liability in connection with such Third Party Claim and that releases such indemnified party completely in connection with such Third Party Claim; provided that such indemnifying party shall not consent, and the indemnified party shall not be required to agree, to the entry into any settlement, compromise or discharge that (i) requires an express admission of wrongdoing by the indemnified party or (ii) provides for injunctive or other non-monetary relief affecting the indemnified party in any way.

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(d) Notwithstanding the foregoing provisions of this Section 9.07, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by any indemnified party in defending such Third Party Claim) if (i) such indemnifying party has not acknowledged in writing its obligation to indemnify the indemnified party in accordance with this Article IX against any Losses that may result from such Third Party Claim, (ii) such indemnified party shall have reasonably determined in good faith, after conferring with its outside counsel, that an actual or a potential conflict of interest relating to the indemnifying party makes representation by the indemnifying party’s counsel inappropriate, (iii) such Third Party Claim seeks an order, injunction, interdict or other equitable relief or relief for other than money damages against such indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages or (iv) such Third Party Claim alleges criminal conduct or involves criminal penalties with respect to such indemnified party or its Affiliates.

(e) Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, no indemnified party shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld); provided that such indemnified party shall not consent, and the indemnifying party shall not be required to agree, to the entry into any settlement, compromise or discharge that (i) requires an express admission of wrongdoing by the indemnifying party or (ii) provides for injunctive or other non-monetary relief (including, in Scotland, interdict) affecting the indemnifying party in any way.

(f) Nothing in this Section 9.07 shall be construed to apply to procedures relating to indemnification of Tax Claims, which are exclusively governed by Section 9.09.

SECTION 9.08. Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.01 or 9.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim to the indemnifying party after obtaining knowledge of such claim. The failure by such indemnified party so to notify such indemnifying party shall not relieve such indemnifying party from any liability which it may have to such indemnified party under Section 9.01 or 9.02, except to the extent that such indemnifying party demonstrates that it has been materially and actually prejudiced by such failure. If such indemnifying party disputes its liability with respect to such claim, such indemnifying party and such indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction as set forth in Section 10.12.

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SECTION 9.09. Procedures Relating to Indemnification of Tax Claims. (a) If a claim relating to Taxes shall be made against any indemnified party (the “Tax Indemnified Party”) by any Taxing Authority, which, if successful, might result in an indemnity payment to any Tax Indemnified Party pursuant to Article IX, the Tax Indemnified Party shall promptly notify the party responsible for such indemnification (the “Tax Indemnifying Party”) in writing of such claim (a “Tax Claim”). If notice of a Tax Claim is not given to the Tax Indemnifying Party within a sufficient period of time to allow the Tax Indemnifying Party to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, in each case, taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party’s position is materially prejudiced as a result thereof.

(b) With respect to any Tax Claim, Purchaser shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), provided that Seller shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim at its own expense and in no case shall Purchaser settle or otherwise compromise any Tax Claim without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Each party shall cooperate with the other party in contesting any Tax Claim, which cooperation shall include the retention and (upon the other party’s request) the provision to the other party of Records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

SECTION 9.10. Escrow. (a) The Escrow Account established in accordance with Section 2.01(e) shall be invested, maintained and disbursed in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The parties hereto hereby agree to jointly instruct the Escrow Agent to disburse funds from the Escrow Account in accordance with this Section 9.10. The Final Escrow Amount shall be available to satisfy any and all claims of the Purchaser Indemnitees set forth in Article IX of this Agreement. In respect of claims covered by the Final Escrow Amount, Purchaser shall proceed first against the Escrow Account to the extent of the funds available therein to satisfy any such claims and may not proceed directly against Seller with respect thereto unless and until sufficient funds are no longer available in the Escrow Account (either because claims against the Escrow Account exceed the available balance therein or because any remaining balance therein has been distributed to Seller in accordance with the terms of this Agreement or the Escrow Agreement).

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(b) On the Escrow Expiration Date, all remaining funds of the Final Escrow Amount shall be disbursed to Seller, together with the earnings thereon. Notwithstanding the foregoing, if on the Escrow Expiration Date there is then pending and unresolved one or more claims of the Purchaser Indemnitees and if the Purchaser Indemnitees have delivered to Seller and to the Escrow Agent a notice at least one day prior to the Escrow Expiration Date setting forth an updated description in reasonable detail of all such claims to the extent known and the amount of each such claim to the extent reasonably quantifiable, the Escrow Agent shall retain in the Escrow Account, pending resolution of such claims, an amount equal to the aggregate amount so claimed, and upon final disposition of each such claim shall disburse to Seller the amount so withheld in excess of the remaining claim.

ARTICLE X

Miscellaneous

SECTION 10.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto (including by operation of Law in connection with a merger, consolidation or sale of substantially all the assets of any party hereto) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 10.01 shall be void.

SECTION 10.02. No Third Party Beneficiaries. Except as expressly provided in Section 6.04 and Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder (including for the avoidance of doubt under Contracts (Rights of Third Parties) Act 1999).

SECTION 10.03. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise specifically provided in this Agreement (including in Sections 2.02(b) and 9.07), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 10.04. Amendments. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party or parties were or are obligated to comply with or perform. Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

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SECTION 10.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand; sent by email; sent by facsimile (with confirmation of receipt); or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, emailed or, if by facsimile, when receipt is so confirmed or, if mailed, three days after mailing (or one business day in the case of overnight mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

(a) if to Purchaser,

Albany Molecular Luxembourg S.à r.l.
P.O. Box 15098
26 Corporate Circle

Albany, NY 12203
Attention: Lori M. Henderson
Facsimile: (518) 512-2075
Email: lori.henderson@amriglobal.com

with a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: John M. Mutkoski
Facsimile: (617) 523-1231
Email: jmutkoski@goodwinprocter.com

Taylor Wessing LLP
5 New Street Square
London EC4A 3TW
United Kingdom
DX 41 London
Attention: Andrew Davis
Facsimile: +44 (0) 20 7300 7100
Email: a.davis@taylorwessing.com

(b) if to Seller,

Aptuit, LLC
Two Greenwich Office Park
Greenwich, CT 06831
Attention: John Fikre
Facsimile: (203) 422-0266
Email: john.fikre@aptuit.com

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with a copy to:

Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY 10022
Attention: Conner Mulvee
Facsimile: (212) 893-9585
Email: cmulvee@welshcarson.com

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Thomas E. Dunn, Esq.
Facsimile: (212) 474-3700
Email: tdunn@cravath.com

SECTION 10.06. Interpretation; Exhibits and Seller Disclosure Schedule; Certain Definitions. (a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have their defined meanings when used in the Seller Disclosure Schedule, any Exhibit, any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) the words “herein”, “hereto”, “hereby”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Agreement and (iv) the headings contained in this Agreement, the Seller Disclosure Schedule, any Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Seller Disclosure Schedule and all Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Subject to the last sentence of this Section 10.06(a), in the event a value expressed or denominated in a currency is to be expressed or denominated in another currency for purposes of this Agreement the relevant currency conversion shall be made using the mid-point foreign exchange rate provided by Bloomberg on the business day prior to the Closing Date, except in the case of any payments to be made pursuant to Article IX hereof, which shall be made using the mid-point foreign exchange rate provided by Bloomberg on the business day prior to such claim being paid. To the extent a relevant foreign exchange rate is not provided by Bloomberg, such exchange rate for purposes of this Agreement shall be the mid-point official foreign exchange rate published by the local central bank (or equivalent institution) of the relevant jurisdiction at the same time provided in the prior sentence.

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(b) For all purposes hereof:

“$” means lawful money of the United States of America.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Final Purchase Price” means (a) prior to the Asset Purchase Closing (and, for the avoidance of doubt, if the Asset Purchase Closing does not occur and the Asset Purchase Agreement terminates in accordance with its terms), the Final Purchase Price and (b) on and after the Asset Purchase Closing, the sum of (x) the Final Purchase Price and (y) the Asset Purchase Price.

“Asset Purchase Closing” means “Closing” as such term is defined in the Asset Purchase Agreement on the date hereof.

“Asset Purchase Price” means “Final Purchase Price” as such term is defined in the Asset Purchase Agreement on the date hereof.

“Asset Purchaser” means AMRI Americium, LLC.

“Asset Purchaser Fundamental Representations” means “Purchaser Fundamental Representations” as such term is defined in the Asset Purchase Agreement on the date hereof.

“business day” means any day, other than a Saturday or Sunday, on which commercial banks are required or authorized to close in New York City.

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“Change in Control Payments” means any bonuses or other employment-related change in control payments, in each case payable by the Company to any Employee solely as a result of the consummation of the transactions contemplated by this Agreement, and shall include, for the avoidance of doubt, the payments payable by the Company as set forth on Exhibit B to the Seller Disclosure Schedule in Column D (Retention Bonus/Change in Control), including the employer-paid portion of any employment Taxes related thereto, but excluding any severance payments and any “double-trigger” payments and similar payments that are conditioned in part on any event other than the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any such payments pursuant to any agreement or arrangement adopted or entered into by Purchaser (or by the Company at the written direction of Purchaser) on or after the date of this Agreement be considered Change in Control Payments. For the avoidance of doubt, in no event shall a Change in Control Payment be included in the calculation of Closing Working Capital.

“Closing Date” means the date on which the Closing takes place.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other plan, program, agreement, arrangement or understanding providing for severance or retention benefits, profit-sharing, fees, bonuses, stock options, stock appreciation, stock purchase or other stock-related rights, incentive or deferred compensation, change-in-control benefits, vacation benefits, insurance, health or medical benefits, dental benefits, employee assistance programs, disability benefits, workers’ compensation benefits or post-employment or retirement benefits that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by Seller or any of its Affiliates (including the Company) for the benefit of any Employee or any former employee of the Company in each case, excluding (i) any Multiemployer Plan and (ii) any such plan, program, agreement, arrangement or understanding that is required by applicable Law.

“Copyrights” means, collectively, copyright registrations and copyright applications, together with all extensions and renewals thereof.

“Employee” means each individual who, as of the date hereof, is employed (whether or not then on any leave of absence) by the Company or an Affiliate of the Company and who is primarily dedicated to the Business.

“Environmental Law” means any Law or Injunction relating to pollution, protection of the environment, endangered or threatened species, the preservation or restoration of natural resources, including CERCLA or, as it relates to exposure to Hazardous Materials in the workplace, the protection of worker health and safety.

“Environmental Permits” means all licenses, certificates, permits, waivers, authorizations, registrations and approvals by or from any Governmental Entity required under or pursuant to Environmental Laws for the operation and conduct of the Business as conducted on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means, with respect to any entity, any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Expiration Date” means (a) prior to the Asset Purchase Closing (and, for the avoidance of doubt, if the Asset Purchase Closing does not occur and the Asset Purchase Agreement terminates in accordance with its terms), the Survival Date (or the next business day, if the Survival Date is not a business day) and (b) on and after the Asset Purchase Closing, the “Escrow Expiration Date”, as defined in the Asset Purchase Agreement.

“Final Deductible Amount” means (a) prior to the Asset Purchase Closing (and, for the avoidance of doubt, if the Asset Purchase Closing does not occur and the Asset Purchase Agreement terminates in accordance with its terms), the Initial Deductible Amount and (b) on and after the Asset Purchase Closing, $600,000.

“Final Escrow Amount” means (a) prior to the Asset Purchase Closing (and, for the avoidance of doubt, if the Asset Purchase Closing does not occur and the Asset Purchase Agreement terminates in accordance with its terms), the Initial Escrow Amount and (b) on and after the Asset Purchase Closing, $6,000,000.

“GAAP” means generally accepted accounting principles in the United States or the United Kingdom.

“Governing Documents” means the legal document(s) by which any person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws (or the articles of association, in the case of the Company), the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any supranational, national, Federal, state, provincial or local, whether U.S. or non-U.S., government or any court of competent jurisdiction, governmental agency, commission, authority, instrumentality or body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or Taxing Authority, whether foreign or domestic, including any arbitral tribunal.

“Hazardous Material” means any petroleum or petroleum products, byproducts or distillates; radioactive materials or wastes; asbestos in any form; urea formaldehyde foam insulation; polychlorinated biphenyls; and any other chemical, material, substance or waste that in relevant form, quantity or concentration is prohibited, limited or regulated as “hazardous” or “toxic” or as a pollutant or contaminant by any Governmental Entity.

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“Indemnified Taxes” means: (a) all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods and the portion of the Straddle Period that precedes the Closing Date, including all Taxes of the Company in respect of, or with reference to, any income, profits or gains which were earned, accrued or received on or before the Closing Date or in respect of a period ending on or before the Closing Date; (b) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event, agreement or transaction occurring, or group relationship or fiscal unity in existence, or by reason of the Company being controlled by another person, on or before the Closing Date; (c) all Taxes as a result of any election made on or prior to the Closing to treat the Company other than as an association taxable as a corporation for U.S. federal income tax purposes; and (d) any employment Taxes (including withholding Taxes) required with respect to any payments under or contemplated by this Agreement; provided that, in each case, Seller shall be liable only to the extent that such Taxes were not (i) specifically included in the calculation of the Closing Working Capital and taken into account in determining the Final Purchase Price or (ii) paid or discharged prior to Closing (provided such payment or discharge was taken into account or reflected in the calculation of the Closing Working Capital).

“Initial Deductible Amount” means $240,000.

“Injunction” means any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree of any Governmental Entity.

“Intellectual Property” means, collectively, Patents, Trademarks, Copyrights, service marks, brand names, trade names, trade dress, unregistered copyrights, logos and slogans.

“Inventory” means all raw materials, work-in-process, parts, spare parts, packaging materials, labels, supplies, finished goods and other inventories (including in transit, on consignment or in the possession of any third party).

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“knowledge of Seller” means the current actual knowledge of the persons identified in Section 10.06(b)(ii) of the Seller Disclosure Schedule after due inquiry of such persons’ direct reports.

“Law” means any law (including any common law), statute, legally binding rule, ordinance or regulation.

“Liabilities” means liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued.

“Losses” means losses, claims, damages or expenses (including all reasonable legal fees and expenses).

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“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Patents” means, collectively, patents, patent applications and statutory invention registrations, together with all counterparts, reissues, divisions/divisionals, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof.

“Permits” means all licenses, certificates, permits, authorizations, registrations and approvals by any Governmental Entity, excluding any and all Environmental Permits.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity, including such person’s successors and assigns.

“Post-Closing Tax Period” means all taxable periods or portions thereof beginning after the date hereof.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date.

“Prime Rate” means the rate of interest from time to time publicly announced by Citibank, N.A., in its New York City office, as its prime or base rate, calculated on the basis of the actual number of days elapsed divided by 365.

“Purchaser Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the ability of Purchaser to (a) consummate the Acquisition or the other transactions contemplated by this Agreement or (b) perform its obligations under this Agreement and the Other Transaction Documents, in each case, in a timely manner.

“Records” means all books and records, including books of account; ledgers; general, financial and accounting records; files; invoices; lists of customers and suppliers; other distribution lists; billing records; sales and promotional literature; manuals; and customer and supplier correspondence; in each case, in any form or medium.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

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“Representatives” mean, with respect to any specified person, such person’s officers, directors, employees, agents, counsel, auditors and other representatives.

“Seller Disclosure Schedule” means Seller’s disclosure schedule attached hereto and incorporated herein.

“Seller Expenses” means, without duplication, (a) all amounts due and payable by the Company as of the Closing for all out-of-pocket costs and expenses incurred by the Company in connection with the negotiation of, and the consummation of the transactions contemplated by, this Agreement with respect to services provided by third-party Representatives, which Seller Expenses shall be estimated in good faith and identified in a written statement delivered by Seller to Purchaser no later than one business day prior to the Closing Date and (b) Change in Control Payments.

“Seller Material Adverse Effect” means any change, development, effect, event, fact or occurrence that has had or would reasonably be expected to have a material adverse effect (a) on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, (b) on the ability of Seller or the Company to consummate the Acquisition or the other transactions contemplated by this Agreement or (c) on the ability of Seller to perform its obligations under this Agreement and the Other Transaction Documents, in the case of each of clauses (b) and (c), in a timely manner. For purposes of this Agreement, “Seller Material Adverse Effect” shall exclude any such change, development, effect, event, fact or occurrence to the extent resulting from (i) changes, developments, effects, events or occurrences in the credit, financial or capital markets of, or the economy in general in the United States or in the global economy in general, including changes in interest or exchange rates, (ii) changes, effects, events or occurrences in applicable Law or applicable accounting regulations or principles or interpretations thereof or prospective changes in applicable Law or applicable accounting regulations or principles, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, legislative or political conditions, (iii) changes, developments, effects, events or occurrences in general in any of the industries or geographic areas relating to the Business, (iv) the execution and delivery of this Agreement or any Other Transaction Document, the consummation of the Acquisition, the identity of, or any facts or circumstances relating to, Purchaser or its Affiliates or any action or inaction by Purchaser or its Affiliates, or the announcement or other publicity with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators or any litigation resulting or arising therefrom), (v) any acts or threats of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening of the foregoing, any hurricane, flood, tornado, earthquake, pandemics or natural disaster, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis, (vi) the taking of, or failure to take, any action by Seller, the Company or any of their respective Affiliates required by this Agreement or consented to or requested by Purchaser in writing, (vii) any actions taken by Seller, the Company or any of their respective Affiliates that are required by this Agreement to obtain approval or consent from any Governmental Entity in connection with the consummation of the Acquisition and the transactions contemplated by this Agreement or (viii) the failure of the Company or the Business to meet any internal or external projections, estimates, budgets, predictions, plans, milestones or forecasts (it being understood that the underlying facts giving rise or contributing to such change or such failure in clause (viii) may be taken into account in determining whether there has been a Seller Material Adverse Effect if such facts are not otherwise excluded under this definition), except, in the cases of clauses (i), (ii), (iii) and (v), to the extent that the Business, taken as a whole, is materially disproportionately affected thereby as compared with other participants in the industries in which the Business operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether a Seller Material Adverse Effect has occurred, or is reasonably likely to occur).

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“Solvent”, when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable Federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” means any taxable period (or in the case of the United Kingdom, accounting period or period of account) that includes (but does not end on) the date hereof.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“Tax” means all national, Federal, state, provincial and local, whether U.S., UK or non-U.S. or non-UK, taxes, duties, imposts, social security contributions (including, for the avoidance of doubt, employer and employee national insurance contributions in the United Kingdom), deduction, withholding, or governmental charge, whether or not a primary liability of the paying party, together with all related fines, penalties, interest, costs, charge and surcharges imposed by a Taxing Authority.

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“Tax Liability” means any Liability with respect to Taxes.

“Tax Return” means all returns, reports, elections, forms or similar statements filed or required to be filed with any Taxing Authority (including any schedules or attachments thereto and amendments thereof).

“Taxing Authority” means any Governmental Entity responsible for the imposition or administration of any Tax.

“Technology” means, collectively, trade secrets, confidential information, inventions, know-how, formulae, designs, processes, procedures, methods, research records, records of inventions, data, technology, test information, market surveys, marketing know-how and packaging specifications.

“Trademarks” means, collectively, trademark registrations, trademark applications, service mark registrations, service mark applications and domain name registrations, together with all extensions and renewals thereof and all goodwill associated therewith.

“Transaction Documents” means (a) this Agreement, (b) the Escrow Agreement and (c) the Transition Services Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Other Transaction Documents, the Acquisition or the other transactions contemplated hereby and thereby.

“Transferred Benefit Plan” means any Company Benefit Plan or portion thereof that is sponsored or maintained by the Company for the benefit of their current and former Employees, or to which the Company is party.

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit B.

“UK RSUs” means the vested restricted stock units issued by Seller and held by each of David Stevens and Iain MacGilp.

“US Employees” means Brittney Siqueiros and David Singleton.

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(c) The following defined terms have the meanings ascribed to such terms in the Sections set forth below:

Term	Section
$10.06(b)
Accounting Firm	2.02(b)
Acquisition	Recitals
Affiliate	10.06(b)
Aggregate Final Purchase Price	10.06(b)
Agreement	Preamble
Aptuit	6.02(a)
Asset Purchase Agreement	Recitals
Asset Purchase Closing	10.06(b)
Asset Purchase Price	10.06(b)
Asset Purchaser	10.06(b)
Asset Purchaser Fundamental Representations	10.06(b)
Balance Sheet Date	3.05(c)
Balance Sheets	3.05(a)
Business	Recitals
business day	10.06(b)
CERCLA	3.15
cGMP	Recitals
Change in Control Payments	10.06(b)
Closing	2.01(a)
Closing Date	10.06(b)
Closing Working Capital	2.02(a)
Code	10.06(b)
Company	Recitals
Company Benefit Plan	10.06(b)
Company Intellectual Property	3.08(a)
Confidentiality Agreement	6.01
Consent	3.02(b)
Contingent Worker	3.16(c)
Contracts	3.09(a)
control	10.06(b)
controlled	10.06(b)
controlling	10.06(b)
Copyrights	10.06(b)
Current Assets	2.02(d)
Current Liabilities	2.02(d)
EMA	3.19(a)
Employee	10.06(b)
Environmental Law	10.06(b)
Environmental Permits	10.06(b)
Equity Interests	Recitals
ERISA	10.06(b)
ERISA Affiliate	10.06(b)
Escrow Account	2.01(e)
Escrow Agent	2.01(e)
Escrow Agreement	2.01(e)

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Term	Section
Escrow Expiration Date	10.06(b)
FDA	3.19(a)
Final Deductible Amount	10.06(b)
Final Escrow Amount	10.06(b)
Final Purchase Price	2.02(c)
Financial Statements	3.05(a)
GAAP	10.06(b)
Governing Documents	10.06(b)
Governmental Entity	10.06(b)
Hazardous Material	10.06(b)
indemnified party	9.07(a)
Indemnified Taxes	10.06(b)
indemnifying party	9.07(a)
Indigo	6.02(a)
Initial Deductible Amount	10.06(b)
Initial Escrow Amount	2.01(e)
Injunction	10.06(b)
Insurance Policies	3.22
Intellectual Property	10.06(b)
Inventory	10.06(b)
IRS	3.12(a)
ITEPA	10.06(b)
knowledge of Seller	10.06(b)
Law	10.06(b)
Lease	3.07(d)
Leased Property	3.07(b)
Liabilities	10.06(b)
Liens	3.02(a)
Losses	10.06(b)
Material Contract	3.09(b)
MHRA	3.19(a)
Multiemployer Plan	10.06(b)
Notice of Disagreement	2.02(b)
Other Transaction Documents	10.06(b)
Patents	10.06(b)
Permits	10.06(b)
Permitted Liens	3.06
person	10.06(b)
Post-Closing Tax Period	10.06(b)
Pre-Closing Tax Period	10.06(b)
Prime Rate	10.06(b)
Proceedings	3.11
Purchase Price	1.01
Purchase Price Adjustment Principles	2.02(e)
Purchaser	Preamble

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Term	Section
Purchaser Fundamental Representations	9.02(b)(i)
Purchaser Indemnitees	9.01(a)
Purchaser Material Adverse Effect	10.06(b)
Purchaser Prepared Tax Returns	7.03(c)(ii)
Records	10.06(b)
Release	10.06(b)
Representatives	10.06(b)
Section 338(g) Election	7.03(f)
Seller	Preamble
Seller Disclosure Schedule	10.06(b)
Seller Expenses	10.06(b)
Seller Fundamental Representations	9.01(b)(i)
Seller Indemnitees	9.02(a)
Seller Material Adverse Effect	10.06(b)
Seller Prepared Tax Returns	7.03(c)(i)
Shares	Recitals
Solvent	10.06(b)
Statement	2.02(a)
Straddle Period	10.06(b)
subsidiary	10.06(b)
Survival Date	9.06(b)
Target Working Capital	2.02(c)
Tax	10.06(b)
Tax Claim	9.09(a)
Tax Indemnified Party	9.09(a)
Tax Indemnifying Party	9.09(a)
Tax Liability	10.06(b)
Tax Records	7.04
Tax Return	10.06(b)
Taxing Authority	10.06(b)
Technology	10.06(b)
Third Party Claim	9.07(a)
Trademarks	10.06(b)
Transaction Documents	10.06(b)
Transfer Taxes	10.06(b)
Transferred Benefit Plan	10.06(b)
Transition Services Agreement	10.06(b)
UK RSUs	10.06(b)
US Employees	10.06(b)
Voting Debt	3.03(b)
WLF	Recitals
Working Capital	2.02(d)

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SECTION 10.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, email or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.08. Entire Agreement. This Agreement, the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 10.09. Fees. Each of Seller and Purchaser hereby represents and warrants that each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party pursuant to Sections 3.23 and 5.06, as applicable.

SECTION 10.10. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 10.11. Enforcement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an Injunction or Injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an appropriate court of competent jurisdiction as set forth in Section 10.12, this being in addition to any other remedy to which any party is entitled at law or in equity. The parties hereto further agree (a) to cooperate fully in any attempt by the other party to obtain any such equitable remedy, (b) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and (c) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement.

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SECTION 10.12. Consent to Jurisdiction. Each party hereto hereby (a) agrees that any Proceeding, directly or indirectly, arising out of, under or relating to this Agreement, any Other Transaction Document or any transaction contemplated hereby or thereby, or for recognition or enforcement of any judgment, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such Proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other Proceeding may be brought in any Delaware state court or any Federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such Proceeding. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth in Section 10.05 shall be effective service of process for any Proceeding in Delaware with respect to any matters as to which it has submitted to jurisdiction in this Section 10.12. Each party hereto (i) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, any Other Transaction Document or any transaction contemplated hereby or thereby in any court referred to in the first sentence of this Section 10.12, (ii) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

SECTION 10.13. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Other Transaction Document or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.

SECTION 10.14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

APTUIT, LLC,

by
/s/ John Fikre
Name: John Fikre
Title: EVP, General Counsel

ALBANY MOLECULAR LUXEMBOURG S.A R.L.,

by
/s/ Lori M. Henderson
Name: Lori M. Henderson
Title: Manager